Exhibit 2.1

                         -------------------------


                          ASSET PURCHASE AGREEMENT

                         -------------------------


                                  between

                     CALIFA ENTERTAINMENT GROUP, INC.,

                               V.O.D., INC.,

                               STEVEN HIRSCH,

                                 DEWI JAMES

                                     &

                               WILLIAM ASHER

                                    and


                         PLAYBOY ENTERPRISES, INC.


                                dated as of

                               June 29, 2001








Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by asterisks ("*****"), and the omitted text has been filed separately with the Securities and Exchange Commission.


                              TABLE OF CONENTS

                                                                        Page


ARTICLE 1 ASSET PURCHASE......................................................1
         1.1      Purchase and Sale of Assets.................................1
         1.2      Assumption of Certain Liabilities...........................2

ARTICLE 2 PURCHASE PRICE AND ALLOCATION.......................................4
         2.1      Purchase Price..............................................4
         2.2      Base Purchase Price.........................................6
         2.3      Performance-Based Purchase Price............................7
         2.4      Purchase Price Allocation...................................7
         2.5      Issuance of PEI Shares......................................8
         2.6      *****......................................................14

ARTICLE 3 CLOSING 14
         3.1      Closing Date...............................................14
         3.2      Items to be Delivered at the Closing by the
                       Seller Parties........................................14
         3.3      Items to be Delivered at the Closing by PEI............. ..15

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE SELLER PArties...............15
         4.1      Organization and Related Matters...........................16
         4.2      Ownership of Purchased Assets..............................16
         4.3      Authorization; No Conflicts................................16
         4.4      Financial Statements; No Changes; No Other Liabilities
                       or Contingencies......................................17
         4.5      Receivables................................................18
         4.6      Accounting Records; Internal Controls......................18
         4.7      Tax and Other Returns and Reports..........................18
         4.8      Material Contracts.........................................20
         4.9      Intangible Property........................................20
         4.10     Legal Proceedings..........................................20
         4.11     Insurance..................................................21
         4.12     Approvals and Permits......................................21
         4.13     Compliance with Law........................................21
         4.14     Employee Matters...........................................21
         4.15     Certain Interests..........................................22
         4.16     Intercompany Transactions..................................22
         4.17     Bank Accounts, Powers, etc.................................22
         4.18     No Brokers or Finders......................................22
         4.19     Accuracy of Information....................................23

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PEI..............................23
         5.1      Organization and Related Matters...........................23
         5.2      Authorization..............................................23
         5.3      No Conflicts...............................................23
         5.4      PEI Shares.................................................24
         5.5      No Brokers or Finders......................................24
         5.6      Legal Proceedings..........................................24
         5.7      SEC Filings................................................24
         5.8      Bankruptcy.................................................24

ARTICLE 6 PRE-CLOSING COVENANTS..............................................24
         6.1      Notification of Certain Matters............................24
         6.2      Conduct of the Business Prior to the Closing Date..........24
         6.3      Preservation of Business Prior to Closing Date.............27
         6.4      Permits and Approvals......................................27
         6.5      Exclusivity................................................27
         6.6      Sales Tax..................................................28

ARTICLE 7 CONTINUING COVENANTS...............................................28
         7.1      Non-Competition Covenants..................................28
         7.2      Nondisclosure..............................................30
         7.3      ***** .....................................................30
         7.4      Employee Related Obligations...............................30
         7.5      Bulk Sales Laws............................................31
         7.6      Collective Action..........................................31
         7.7      Program Supply Agreements..................................31

ARTICLE 8 CONDITIONS OF PURCHASE.............................................31
         8.1      General Conditions.........................................31
         8.2      Conditions to Obligations of PEI...........................32
         8.3      Conditions to Obligations of Sellers.......................33

ARTICLE 9 TERMINATION OF OBLIGATIONS; SURVIVAL...............................33
         9.1      Termination of Agreement...................................33
         9.2      Effect of Termination......................................34
         9.3      Survival of Representations and Warranties.................34

ARTICLE 10 INDEMNIFICATION...................................................34
         10.1     Obligations of Sellers.....................................34
         10.2     Obligations of PEI.........................................35
         10.3     Certain Tax Matters........................................35
         10.4     Procedure..................................................36
         10.5     Tax Adjustments............................................37
         10.6     Limitation on Indemnity....................................38
         10.7     Offset.....................................................39
         10.8     Notice.....................................................39
         10.9     Survival...................................................39

ARTICLE 11 DISPUTE RESOLUTION................................................39
         11.1     Alternate Dispute Resolution...............................39
         11.2     Notification and Negotiation...............................40
         11.3     Arbitration................................................40
         11.4     Rules of Arbitration.......................................40
         11.5     Damages....................................................41
         11.6     Fees and Expenses..........................................41
         11.7     Confidential Negotiations and Proceedings..................42
         11.8     Service of Process.........................................42
         11.9     Choice of Law; Place of Arbitration........................42
         11.10    Availability of Equitable Relief...........................42
         11.11    Survival...................................................42

ARTICLE 12 GENERAL...........................................................43
         12.1     Cash Payments..............................................43
         12.2     Waivers, Remedies Cumulative, Amendments, etc..............43
         12.3     Schedules; Exhibits; Integration...........................43
         12.4     Further Assurances.........................................43
         12.5     Governing Law..............................................43
         12.6     Representation By Counsel; Interpretation..................44
         12.7     No Assignment; Third Party Beneficiary.....................44
         12.8     Severability...............................................44
         12.9     Headings...................................................44
         12.10    Counterparts...............................................44
         12.11    Public Announcements.......................................44
         12.12    Confidentiality............................................45
         12.13    Parties in Interest........................................46
         12.14    Performance by Subsidiaries................................46
         12.15    Notices....................................................47
         12.16    Expenses...................................................48
         12.17    Knowledge Convention.......................................48
         12.18    Specific Performance.......................................48






                          ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement ("Agreement") is entered into as of June 29, 2001 (the "Effective Date") among Playboy Enterprises, Inc., a Delaware corporation ("PEI"), on the one hand, and Califa Entertainment Group, Inc., a California corporation ("Califa"), V.O.D., Inc., a California corporation ("VODI"; and together with Califa, the "Sellers"), Steven Hirsch, an individual ("Hirsch"), Dewi James, an individual ("James"), and William Asher, an individual ("Asher"; and together with Hirsch and James, the "Stockholders"), on the other hand. Sellers, Stockholders and their respective Affiliates are collectively the "Seller Parties". Capitalized terms used in the text of this Agreement without definition are defined in
Schedule 1.

                               R E C I T A L S

          A. Sellers own and operate the Business and Stockholders are the record and beneficial owners of 100% of the Equity Securities of Sellers.

          B. Califa desires to sell, and PEI desires to purchase substantially all of Califa's assets used in the operation and distribution of the television channels known as "The Hot Network" and "The Hot Zone" on the terms and conditions set forth in this Agreement (the "Califa Assets").

          C. VODI desires to sell, and PEI desires to purchase substantially all of VODI's assets used in the operation and distribution of the television channel known as "Vivid TV" and all of the assets used in the operation and distribution of its video on demand business (other than the Excluded VODI Businesses) on the terms and conditions set forth in this Agreement (the "VODI Assets").

          In consideration of the mutual promises contained herein and intending to be legally bound, the parties agree as follows:

                                 ARTICLE 1
                               ASSET PURCHASE

1.1      PURCHASE AND SALE OF ASSETS.

         1.1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date Sellers will sell to PEI or its designated subsidiaries the Califa Assets and VODI Assets, which are identified in Schedule 1.1.1 (the "Purchased Assets"); *****. Sellers will identify in Schedule 1.1.1 which Purchased Assets are Califa Assets, Vivid TV Assets (as defined below) and Other VODI Assets (as defined below).

         1.1.2 Excluded Assets. The following assets used in the Business or in the Excluded VODI Businesses are expressly excluded from the Purchased Assets (the "Excluded Assets"):

         (a) Tangible personal property consisting of vehicles, furniture, fixtures, equipment, machinery and other tangible personal property not identified in Schedule 1.1.1

         (b) The Vivid Marks, which will be licensed to PEI pursuant to the Trademark License Agreement.

         (c) Intangible Property not identified in Schedule 1.1.1.

         (d) The assets identified in Schedule 1.1.2; provided that, without limiting Section 4.2, assets of Sellers unintentionally omitted from Schedule 1.1.2 are not Purchased Assets unless identified on
         Schedule 1.1.1.

1.2      ASSUMPTION OF CERTAIN LIABILITIES.

         1.2.1 Liabilities Not Assumed. Except for the liabilities and obligations specifically assumed pursuant to and identified in
         Section 1.2.2, PEI will not assume, will not take the Purchased Assets subject to and will not be liable for, any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, whenever arising, of any of the Seller Parties (the "Excluded Liabilities"), including:

         (a) Liabilities or obligations incurred, arising from or out of, in connection with or as a result of claims made by or against any of the Seller Parties or against PEI or its Affiliates as successor(s) to the Business with respect to the Purchased Assets or conduct of the Business prior to the Closing Date, including as a result of the breach of any Contract by any of the Seller Parties prior to the Closing Date or the violation by any of the Seller Parties of any applicable Law prior to the Closing Date, whether asserted before or after the Closing Date *****.

         (b) Any liability for indebtedness for borrowed money of any of the Seller Parties, except as expressly provided for in Section 1.2.2(c), including amounts owed to Hirsch and James for loans in the amount of $232,950 each, or amounts owed to Califa in the amount of $1,100,160.

         (c) Liabilities or obligations (whether assessed or unassessed) of any of the Seller Parties for any Taxes, including any Taxes arising by reason of the transactions contemplated herein, for any period or portion thereof ending on or prior to the Closing Date, except as expressly provided for in Section 6.6.

         (d) Fees and expenses of any of the Seller Parties incurred in connection with the transactions contemplated in this Agreement.

         (e) Liabilities or obligations to former or current officers, directors, shareholders, employees, Affiliates or Associates of any of the Seller Parties, including any severance arrangements of employees of Califa not employed by PEI following the Closing in accordance with Section 7.4 and any intercompany loans not discharged prior to Closing.

         (f) Liabilities or obligations of any of the Seller Parties incurred in connection with or arising out of any real property lease, except as provided in Section 1.2.2(d).

         (g) Liabilities or obligations arising out of any of the Seller Parties' obligations to MediaPath LLC, a Connecticut limited liability company ("MediaPath") and/or James Cofer, an individual ("Cofer") under that certain Services Agreement dated March 15, 1999 between Califa and Cofer (the "Services Agreement"), which was assigned to and assumed by MediaPath effective September 15, 2000, and a verbal agreement between VODI and MediaPath on substantially the same terms as provided for in the Services Agreement, except any sales bonus due to MediaPath and/or Cofer after the Closing relating to an affiliation agreement between Califa and Echostar.

         (h) Liabilities or obligations arising out of any of the Sellers Parties' obligations to MediaPath and/or Cofer under that certain indemnification agreement between Califa and Cofer executed contemporaneously with the execution of the Services Agreement (the "Indemnification Agreement"), and a verbal agreement between VODI and MediaPath on substantially the same terms as provided for in the Indemnification Agreement.

         (i) Liabilities or obligations arising out of any of the Seller Parties' obligations to any licensor under the portions of the program supply agreements listed in Schedule 1.1.1 (the "Program Supply Agreements") retained in part by any of the Seller Parties.

         1.2.2 Assumed Liabilities. Notwithstanding Section 1.2.1, on the Closing Date PEI will assume, and will be liable for only the liabilities or obligations specifically identified in this Section
         1.2.2 (the "Assumed Liabilities"), including:

         (a) Liabilities or obligations arising under the terms of Contracts assigned to and assumed by PEI pursuant to this Agreement (to the extent relating to and arising from the rights and obligations assumed by PEI herein), but excluding any liability or obligation arising as a result of (i) a breach of or non-payment of any Contract by any of the Seller Parties prior to the Closing Date,
         (ii) a breach of any Contract not disclosed on Schedule 1.1.1 which breach arises as a consequence of the consummation of the transactions contemplated by this Agreement (other than any Contract assigned to and assumed by the Seller Parties or their Affiliates in connection with the original sale of Spice assets to Califa pursuant to that certain asset purchase agreement dated as of May 29, 1998 (the "Spice Asset Purchase Agreement") if a copy of such Contract was not provided at or before the closing of the Spice Asset Purchase Agreement), or (iii) any non-payment under any Contract by any of the Seller Parties relating to any period prior to the Closing Date.

         (b) Any trade payables incurred in the ordinary course of business by Sellers in connection with the Business as of the Closing Date that are not more than 90 days past due.

         (c) The remaining principal and all accrued interest under the $10,000,000 promissory note of Califa in favor of an Affiliate of PEI dated March 15, 1999 and the accrued and remaining non-competition payments, as amended, owing from Califa to an Affiliate of PEI arising from the Spice Asset Purchase Agreement, which payments totaled $1,600,000 as of May 31, 2001.

         (d) Liabilities or obligations arising under the terms of the real property lease(s) listed in Schedule 1.1.1, but excluding any liability or obligation arising as a result of (i) a breach of any real property lease by any of the Seller Parties prior to the Closing Date, (ii) a breach of any real property lease not identified on Schedule 1.1.1 which breach arises as a consequence of the consummation of the transactions contemplated by this Agreement, or (iii) any non-payment under any real property lease by any of the Seller Parties relating to any period prior to the Closing Date.

         (e) Any sales bonus due after the Effective Date to any employee or independent contractor of Sellers listed in and pursuant to arrangements described in Schedule 1.2.2 for sales arising prior to the Closing Date.


                                 ARTICLE 2
                        PURCHASE PRICE AND ALLOCATION

2.1 PURCHASE PRICE. The total purchase price (the "Purchase Price") to be paid to Sellers by PEI for the Purchased Assets, the license granted to PEI under the Trademark License Agreement and the Non-Competition Covenants will be the sum of the amounts described in Sections 2.2 and 2.3. Whenever any payment under this Section 2 is due on a day that is not a Business Day, such payment will instead be paid on the Business Day immediately following the applicable payment date.

         2.1.1 Gross Purchase Price Allocation between Sellers. Subject to
         Section 2.6, each payment of the Purchase Price will be allocated 40.37% to the Califa Assets and 59.63% to the VODI Assets. *****

         2.1.2 Acceleration of Payments. PEI may accelerate all or any portion of the remaining unpaid Purchase Price, but only by making the accelerated payment(s) in cash subject to the following:

         (a) From the Closing until the end of the 18th month following the Closing, PEI may not accelerate any portion of the remaining unpaid Purchase Price unless the parties mutually agree in good faith negotiations upon a discount rate to be applied to the outstanding payments in order to determine the accelerated payment(s).

         (b) From the beginning of the 19th month following the Closing until the end of the 36th month following the Closing, PEI may elect to accelerate all or any portion of the remaining unpaid Purchase Price as follows: PEI will notify Sellers of its intention to accelerate and the parties will negotiate in good faith to determine the appropriate discount rate to be applied to the outstanding payments in order to determine the accelerated payment(s). If the parties are unable to agree on such a discount rate within 10 Business Days of the notice of PEI's intent to accelerate, PEI may, at its sole discretion, elect to accelerate payment at a 10% discount rate.

         (c) After the end of the 36th month following the Closing, PEI may elect to accelerate all or any portion of the remaining unpaid Purchase Price as follows: PEI will notify Sellers of its intention to accelerate and the parties will negotiate in good faith to determine the appropriate discount rate to be applied to the outstanding payments in order to determine the accelerated payment(s). If the parties are unable to agree on such a discount rate within 10 Business Days of the notice of PEI's intent to accelerate, PEI may, at its sole discretion, elect to accelerate payment at a 12% discount rate.

         (d) *****

         2.1.3 Late Cash Payments. If PEI does not make any cash payments owing to Sellers when due, PEI will pay Sellers interest on the cash due as follows (such interest will accrue from but will exclude the date payment was due and will include the date payment is made and will be paid together with the relevant cash payment):

         (a) Prime Rate on the date the payment was due plus 200 basis points for the first 90 days following the date the cash payment was due; and

         (b) Prime Rate on the date the payment was due plus 400 basis points for the 91st through 180th day following the date the cash payment was due.

         2.1.4 Remedies. Upon the occurrence of an Event of Default, Sellers may, in their sole discretion but upon delivering not less than 5 Business Days' written notice to PEI, exercise any or all of the following rights:

         (a) Accelerate (i) the remaining unpaid Purchase Price due under this Agreement and require the immediate payment in cash thereof, and *****; provided however that if Sellers accelerate the Purchase Price pursuant to this Section 2.1.4(a) and PEI pays Sellers the remaining unpaid Purchase Price in cash due under this Agreement, Sellers may not exercise any other remedy provided for below;

         (b) Notwithstanding the provisions of Article 11, file suit and obtain judgment to collect all amounts owing from PEI;

         (c) Terminate the Non-Competition Covenants; provided that if the Non-Competition Covenants are terminated (under this Agreement or the Output Agreement) PEGI's Affiliate PEI will be deemed to have automatically released MediaPath LLC, a Connecticut limited liability company and James Cofer, an individual, from covenants in favor for PEI contained in the terms of that certain Termination and Non-Competition Agreement dated June 26, 2001 between Califa, VODI and PEI, on the one hand, and MediaPath and Cofer, on the other hand.

         (d) Terminate the Trademark License Agreement and the Output
         Agreement.

         2.1.5 Payments in PEI Shares. Except for the payments to be made under Sections 2.2.1(a), (c), (d) and (e), PEI may pay Sellers, at PEI's sole discretion, any Purchase Price payment due under Sections 2.2 and 2.3 (or any portion thereof) by delivering stock certificates representing the number of PEI Shares with an aggregate Per Share Value equal to the applicable payment due. All such stock payments will be made in accordance with the terms of
         Section 2.5.

         (a) If any portion of the payment due under Section 2.2.1(b) is made in PEI Shares, then such payment will be made on or before September 14, 2001, subject to Section 2.5.

         (b) If any portion of any payment due under Section 2.2.2 is made in PEI Shares, then such payment will be made on or before March 1 of the relevant year, subject to Section 2.5.

         (c) If any portion of the payment due under Section 2.3.1 is made in PEI Shares, then such payment will be made on or before March 1, 2003, subject to Section 2.5.

         (d) If any portion of the payment due under Section 2.3.2 is made in PEI Shares, then such payment will be made on or before March 1, 2004, subject to Section 2.5.

2.2  BASE PURCHASE PRICE.

         2.2.1 Initial Base Consideration. PEI will pay Sellers the following amounts:

         (a) $1 million in cash on the Closing Date.

         (b) $16 million in cash on or before December 29, 2001.

         (c) $250,000 in cash on January 2, 2002.

         (d) $333,333 in cash on the first Business Day of each calendar quarter commencing April 1, 2002 and ending October 1, 2002, as set forth in Schedule 2.2.1.

         (e) $250,000 in cash on the first Business Day of each calendar quarter commencing January 2, 2003 and ending July 1, 2011 as set forth in Schedule 2.2.1.

         2.2.2 Additional Base Consideration. PEI will pay Sellers in cash in equal installments on each of May 1 and November 1 the following amounts:

         (a) $6.5 million in 2002,

         (b) $8.5 million in 2003,

         (c) $7.0 million in 2004,

         (d) $7.0 million in 2005,

         (e) $7.0 million in 2006, and

         (f) $7.0 million in 2007.

2.3 PERFORMANCE-BASED PURCHASE PRICE. In addition to the Base Purchase Price paid to Sellers by PEI pursuant to Section 2.2, PEI will pay Sellers in cash, the following amounts (the "Performance-Based Purchase Price"):

         2.3.1 $5 million within 59 days of December 31, 2002; provided that Gross Receipts exceed $***** for fiscal year ended December 31, 2002.

         2.3.2 $7 million within 59 days of December 31, 2003; provided that Gross Receipts exceed $***** for fiscal year ended December 31, 2003.

         2.3.3 *****

         2.3.4 Right to Audit and Inspect; Quarterly Reports.

         (a) PEI will keep and cause its Affiliates to keep an accurate set of books and records adequately showing the Gross Receipts. The Seller Parties and their duly authorized representatives will have the right within 3 months of the date payment is due under Sections
         2.3.1 and 2.3.2, if any, to audit and inspect during business hours (not more than once in each of 2003 and 2004) the books and records and any other data in any way pertaining to such Gross Receipts received by PEI and any Affiliates in the prior fiscal year.

              (i) If the Seller Parties' inspection or audit determines such Gross Receipts have been understated to the extent that no Performance-Based Purchase Price was paid pursuant to Sections
              2.3.1 or 2.3.2 when such payment was due, PEI will promptly pay the Performance-Based Purchase Price due no later than 30 days after the determination thereof.

              (ii) If the Seller Parties' audit or inspection discloses, or PEI or any of its Affiliates otherwise discovers, such Gross Receipts have been overstated to the extent that no Performance-Based Purchase Price was due pursuant to Sections
              2.3.1 or 2.3.2 when such payment was made, the Seller Parties will refund the Performance-Based Purchase Price paid no later than 30 days after determination thereof.

         (b) PEI will send or cause to be sent a quarterly report to the Seller Parties showing the applicable Gross Receipts received during such quarter not later than 60 days after the end of each calendar quarter of 2002 and 2003.

2.4 PURCHASE PRICE ALLOCATION. In addition to the gross Purchase Price allocation set forth in Section 2.1.1, the Purchase Price will be allocated among the Califa Assets, the VODI Assets, the license granted to PEI under the Trademark License Agreement, and the Non-Competition Covenants as set forth in Schedule 2.4. PEI and the Seller Parties agree that such allocation will be used, reported and implemented for all federal, state, local and other accounting and tax purposes.

2.5  ISSUANCE OF PEI SHARES.

         2.5.1 Resale Registration.

         (a) PEI will prepare and file, as promptly as practicable after the Closing Date, a shelf registration statement on Form S-3 (the "Initial Registration Statement") under the Securities Act, covering the potential issuance of PEI Shares pursuant to this Agreement with an aggregate Per Share Value of $16 million and will use reasonable best efforts (i) to cause the Initial Registration Statement to be declared effective as soon as reasonably practicable, and (ii) to maintain the effectiveness of the Initial Registration Statement for the Initial Selling Period (as defined below) and for any Additional Selling Periods (as defined below) to the extent PEI Shares covered by the Initial Registration Statement constitute Eligible Shares for any such Additional Selling Period.

         (b) PEI will, as promptly as reasonably practicable, but in no event later than 3 Business Days after receiving Sellers' properly completed Eligible Shares Election Form (as defined below), to the extent permitted by the Securities and Exchange Commission, file one or more additional shelf registration statements on Form S-3 (each, an "Additional Registration Statement") covering potential future issuances of PEI Shares pursuant to this Agreement and will use reasonable best efforts (i) to cause the Additional Registration Statement(s) to be declared effective as soon as reasonably practicable, and (ii) to maintain the effectiveness of the Additional Registration Statement(s) for the applicable Selling Period (as defined below) to the extent PEI Shares covered by such Additional Registration Statement constitute Eligible Shares for any other Additional Selling Period.

         (c) The number of PEI Shares issued with respect to any payment will be determined as follows: (i) to the extent PEI Shares not previously issued as part of a payment are available for resale pursuant to the Initial Registration Statement or an Additional Registration Statement, the number of PEI Shares issued will be determined at the time of payment by dividing (A) the aggregate stock consideration to be paid by (B) the Per Share Value, and (ii) to the extent PEI Shares not previously issued as part of a payment are not available for resale pursuant to the Initial Registration Statement or an Additional Registration Statement, the number of PEI Shares to be issued with respect to such payment will be determined at the time such Initial Registration Statement or Additional Registration Statement, as the case may be, becomes effective by dividing (A) the aggregate stock consideration to be paid by (B) the Per Share Value on the date such Initial Registration Statement or Additional Registration Statement becomes effective. PEI will bear all registration costs and selling commissions (to the extent set forth in Section 2.5.6(d)).

         (d) PEI agrees to use commercially reasonable efforts to consult with the Sellers prior to filing the Initial Registration Statement or any Additional Registration Statement.

         2.5.2 Selling Periods. For purposes of this Agreement, the "Initial Selling Period" will mean the period beginning on September 14, 2001 or the date the Initial Registration Statement is first declared effective, if later, and ending on the earlier of (a) the date that is 90 days thereafter, as extended pursuant to Sections 2.5.3(c) and 2.5.4 and (b) the date all Eligible Shares (as defined below) covered by the Initial Registration Statement will have been sold as contemplated therein. For purposes of this Agreement, "Additional Selling Period" will mean the period beginning on March 1 of each year beginning in 2002 or the date the Additional Registration Statement with respect to Eligible Shares to be issued with respect to such Additional Selling Period is first declared effective, if later, and ending on the earlier of (a) the date that is 90 days thereafter, as extended pursuant to Sections 2.5.3(c) and 2.5.4 and (b) the date all Eligible Shares for that Additional Selling Period will have been sold as contemplated therein. For purposes of this Agreement, "Performance-Based Selling Period" will mean the period beginning on the date Eligible Shares are issued as payment for any Performance Based Purchase Price or the date the Additional Registration Statement with respect to Eligible Shares to be issued in connection therewith is first declared effective, if later, and ending on the earlier of (a) the date that is 90 days thereafter, as extended pursuant to Sections 2.5.3(c) and 2.5.4, and (b) the date all Eligible Shares for that Selling Period will have been sold as contemplated therein. The Initial Selling Period, any Additional Selling Period or any Performance-Based Selling Period may be referred to as a "Selling Period."

         2.5.3 Volume Limitation.

         (a) The number of Eligible Shares that Sellers may sell during the Initial Selling Period will not exceed the product of (i) the average of the daily trading volume of PEI Shares for the prior eight calendar weeks ending on the second day prior to the beginning of the Initial Selling Period and (ii) 40. The number of Eligible Shares that Sellers may sell during any trading day during the Initial Selling Period will not exceed 50% of the average daily trading volume of the PEI Shares for the 30 trading days ending on the second trading day prior to the beginning of the Initial Selling Period. PEI will notify Sellers of the applicable volume limitations for the Initial Selling Period by no later than the day prior to the beginning of the Initial Selling Period. PEI may waive or modify (but only by making the limitations less restrictive) the volume limitations set forth in this Section 2.5.3(a) by delivering not less than 3 trading days' written authorization to Sellers (with a copy to Seller's designated broker).

         (b) The number of Eligible Shares that Sellers may sell during any Additional Selling Period or Performance-Based Selling Period, as the case may be, will not exceed the product of (i) the average of the daily trading volume of PEI Shares for the prior eight calendar weeks ending on the second day prior to the beginning of such Additional Selling Period or Performance-Based Selling Period, as the case may be, excluding any Eligible Shares, if applicable, sold during such measuring period and (ii) 30. The number of Eligible Shares that Sellers may sell during any trading day will not exceed 25% of the average daily trading volume of the PEI Shares for the 30 trading days ending on the second trading day prior to the beginning of any Additional Selling Period or Performance-Based Selling Period (if any), as the case may be, excluding any Eligible Shares, if applicable, sold during such measuring period. By no later than 3 days prior to the beginning of the Additional Selling Period or the Performance Based Selling Period, as the case may be, the Sellers will cause their broker to notify PEI in writing as to how many Eligible Shares were sold during the above measuring period. PEI will notify Sellers of the applicable volume limitations for the Additional Selling Period or Performance Based Selling Period, as the case may be, by no later than the day prior to the beginning of the Additional Selling Period or Performance Based Selling Period, as the case may be. PEI may waive or modify (but only by making the limitations less restrictive) the volume limitations set forth in this Section 2.5.3(b) by delivering not less than 3 trading days' written authorization to Sellers (with a copy to Sellers' designated broker).

         (c) If the foregoing volume limitations applicable to a Selling Period would not permit Sellers to sell all Eligible Shares relating to such Selling Period during the 90 day period referenced in Section 2.5.2, the Selling Period will be extended by the number of trading days required to sell such Eligible Shares assuming that the maximum number of Eligible Shares were sold during each trading day during the applicable Selling Period. Notwithstanding the foregoing, if Sellers, using commercially reasonable efforts, are unable to sell all the Eligible Shares in any Selling Period by the dates set forth herein, then such Selling Period will be extended for an additional 5 trading days; provided that (i) Sellers notify PEI within 10 days of the end of the applicable Selling Period of their inability to sell all Eligible Shares during such Selling Period, (ii) such Eligible Shares will continue to be subject to all terms and conditions of this Section 2.5, and (iii) PEI will not accrue any interest from the end of the Selling Period through such 5 trading day period on the unsold Eligible Shares pursuant to clause (iii) of Section 2.5.3(d).

         (d) Notwithstanding anything to the contrary contained in Sections 2.5.3(a), (b), (c), and 2.5.4 if at the end of 7 full calendar months following the initiation of any Selling Period ***** Sellers (whether or not PEI has exercised its right to institute a Blackout Period) have not sold all of the applicable Eligible Shares for that Selling Period *****, as the case may be, PEI will in its sole discretion either (i) eliminate the volume limitations with respect to those of the Eligible Shares unsold at the end of such Selling Period *****, as the case may be, that could not have been sold if Sellers sold the maximum number of Eligible Shares permitted under the applicable volume limitations (including any relaxation of the volume limitations by PEI pursuant to Sections 2.5.3(a) and (b) and
         2.5.6 (b)), if any, or (ii) maintain the applicable volume limitations with respect to the unsold Eligible Shares and increase the next payment of consideration by the amount of the interest accruing at the Prime Rate plus 200 basis points on the value of those of the Eligible Shares unsold at the end of such Selling Period *****, as the case may be, that could not have been sold if Sellers sold the maximum number of Eligible Shares permitted under the applicable volume limitations (including any relaxation of the volume limitations by PEI pursuant to Sections 2.5.3 (a) and (b) and 2.5.6 (b) if any, until such Eligible Shares are sold; provided, however, that to the extent such Selling Period *****, as the case may be, overlaps with a subsequent Selling Period, Eligible Shares *****, as the case may be, will be sold on a first-issued-first-sold basis so as to minimize the interest paid pursuant hereto.

         (e) Sales of Eligible Shares will be conducted in a commercially reasonable manner through market transactions by a nationally recognized major brokerage house chosen by Sellers. If requested by PEI, Sellers will cause such broker to provide PEI a list of all transactions effected during the applicable Selling Period. ***** Sellers hereby agree that Eligible Shares not sold during the Selling Period applicable to such Eligible Shares will not be registered or resold pursuant to this Section 2.5 in any subsequent Selling Period and will be deemed converted into Investment Shares ("Converted Investment Shares"). If at any time prior to date that is 2 years after the date such Converted Investment Shares were issued, the Sellers sell or otherwise dispose of any Converted Investment Shares and the gross proceeds received by the Sellers from such sale equals the aggregate Per Share Value of such Converted Investment Shares on the date the Converted Investment Shares were issued (the "Cessation Date"), then Sellers will immediately cease the offering and sale of the remaining Converted Investment Shares and the remaining converted Investment Shares will be returned promptly to PEI (the "Excess Converted Investment Shares") along with any excess sales proceeds from the sale of such Converted Investment Shares. If Sellers fail to return such Excess Converted Investment Shares and excess sales proceeds within 15 Business Days of the Cessation Date, Sellers will be deemed to have elected to retain such Excess Converted Investment Shares as Investment Shares and PEI will decrease the next scheduled payment of consideration pursuant to Section 2.2.2 to the Sellers in an amount (the "Excess Converted Investment Shares Sale Amount") equal to the excess sales proceeds plus the product of (i) the number of Excess Converted Investment Shares and (ii) the average per share sales price of the Converted Investment Shares with respect to such tranche of Converted Investment Shares. If Sellers fail to return such Excess Converted Investment Shares and the excess proceeds within the time period specified above and no further consideration pursuant to Section 2.2.2 is due to the Sellers under the Agreement, then Sellers will pay PEI the Excess Converted Investment Shares Sale Amount in cash within 20 Business Days of the Cessation Date.

         2.5.4 Blackout Periods. PEI will be entitled to postpone and/or suspend for a period of time, not to exceed 90 days (each, a "Blackout Period"), any Additional Selling Period, Performance-Based Selling Period *****, as the case may be, if PEI reasonably determines that the offering of any Eligible Shares by Sellers would impede, delay or interfere with any financing, offer or sale of securities, acquisition, corporate reorganization or other material transaction involving PEI or any of its Affiliates, or require disclosure of material information as to which disclosure at that time would not be in the best interest of PEI and its stockholders; provided, however, that the Blackout Period will earlier terminate upon public disclosure by PEI of such material information or completion or abandonment of such a transaction. Upon notice by PEI to Sellers of such determination, Sellers agree to (a) keep the fact of any such notice strictly confidential, (b) promptly halt any offer, sale, trading or transfer by Sellers of any Eligible Shares for the duration of the Blackout Period set forth in such notice (or until earlier terminated by PEI) and (c) promptly halt any use, publication, dissemination or distribution of any registration statement, each prospectus included therein, and any amendment or supplement thereto for the duration of the Blackout Period set forth in such notice (or until earlier terminated by PEI). In the event PEI gives such notice, the Additional Selling Period, Performance-Based Selling Period *****, as the case may be, will be extended for a period equal to the lesser of the actual length of the Blackout Period and the number of days necessary to sell the applicable Eligible Shares. PEI cannot impose more than two Blackout Periods during any 360-day period and the consecutive cumulative length of any two Blackout Periods will not exceed 150 days. PEI will not impose a Blackout Period during the Initial Selling Period without Sellers' prior consent.

         2.5.5 Notice of Election.

         (a) By no later than September 3, 2001, PEI agrees to notify Sellers in writing of its election to pay the consideration due September 14, 2001 in cash, PEI Shares or a combination thereof. To the extent PEI elects to pay all or a portion of such consideration in PEI Shares, each Seller must notify PEI in writing within 5 Business Days after receiving PEI's election notice of the amount of such stock consideration that such Seller intends to sell pursuant to the Initial Registration Statement (the "Initial Eligible Shares") and the amount of such stock consideration that such Seller will hold for investment (the "Initial Investment Shares") by delivering properly completed questionnaires in the form attached hereto as Exhibit G (the "Eligible Shares Election Form").

         (b) By no later than the tenth Business Day preceding March 1 of each year beginning in 2002, PEI agrees to notify Sellers in writing of its election to pay the applicable consideration due for such calendar year in cash, PEI Shares or a combination thereof. To the extent PEI elects to pay all or a portion of such consideration in PEI Shares, each Seller must notify PEI in writing within 5 Business Days after receiving PEI's election notice of the amount of such stock consideration that such Seller intends to sell pursuant to the Initial Registration Statement or any Additional Registration Statement, as the case may be (the "Additional Eligible Shares") and the amount of such stock consideration that such Seller intends to hold for investment (the "Additional Investment Shares) by delivering a properly completed Eligible Shares Election Form.

         (c) By no later than the tenth Business Day preceding March 1 in any year that the Performance Based Purchase Price is to be paid, PEI agrees to notify the Sellers in writing of its election to pay such consideration in cash, PEI Shares or a combination thereof. To the extent PEI elects to pay all or a portion of the consideration in PEI Shares, each Seller must notify PEI in writing within 5 Business Days after receiving PEI's election notice of the amount of such stock consideration that such Seller intends to sell pursuant to the Additional Registration Statement (the "Performance Based Eligible Shares," and together with the Initial Eligible Shares, the Additional Eligible Shares *****, the "Eligible Shares") and the amount of such stock consideration that such Seller intends to hold for investment (the "Performance Based Investment Shares," and together with the Initial Investment Shares and the Additional Investment Shares, the "Investment Shares") by delivering a properly completed Eligible Shares Election Form.

         (d) If any Seller fails to notify PEI in writing in accordance with the terms of this Section 2.5.5, of such Seller's election with respect to Eligible Shares, PEI will notify such Seller in writing of such failure. If within 3 days of delivery of such notice, such Seller fails to respond to PEI's notice, then such Seller will be deemed to have elected to designate the applicable PEI Shares as Eligible Shares; provided that (i) such Seller promptly delivers all information required in the Eligible Shares Election Form, (ii) any grace period provided for in Section 2.5.7 will not commence until such Seller complies with clause (i) above, and (iii) any period of time allowable before an Event of Default occurs will not commence until such Seller complies with clause (i) above. Without limiting the effect of any other provision in this Section 2.5, the applicable Selling Period will not be extended if Sellers fail to comply with clause (i) above within 10 calendar days of their receipt of the second notice from PEI under this Section 2.5.5(d). At all times during which any registration statement pursuant to this Section 2.5 is in effect, Sellers will promptly notify PEI in writing of any changes to the information set forth in the applicable Eligible Shares Election Form.

         (e) Sellers hereby acknowledge that (a) PEI will have no further obligations with respect to the registration of Investment Shares and Converted Investment Shares and *****. Sellers hereby agree not to sell or otherwise dispose of Investment Shares and Converted Investment Shares during any applicable Selling Period.

         2.5.6 *****

         2.5.7 Extraordinary Events. To the extent PEI elects to pay any consideration due under this agreement in stock:

         (a) If PEI does not issue registered stock to Sellers pursuant to
         Section 2.2.1(b) on or before September 14, 2001, such payment will be increased by interest accruing on the aggregate stock consideration until such stock is registered as follows: (a) 0% for the first 45 days, (b) Prime Rate plus 200 basis points for the next 90 days, and (c) Prime Rate plus 400 basis points thereafter;

         (b) If PEI does not issue registered stock to Sellers pursuant to
         Section 2.2.2 on or before March 1 of any year in which Additional Base Consideration is to be paid in stock, such payment will be increased by interest accruing on the aggregate stock consideration until such stock is registered as follows: (a) 0% for the first 45 days, (b) Prime Rate plus 200 basis points for the next 90 days and (c) Prime Rate plus 400 basis points thereafter; and

         (c) If PEI does not issue registered stock to Sellers pursuant to
         Section 2.3 on or before March 1 of any year in which Performance Based Purchase Price is to be paid in stock, such payment will be increased by interest accruing on the aggregate stock consideration until such stock is registered as follows: (a) 0% for the first 45 days, (b) Prime Rate plus 200 basis points for the next 90 days and
         (c) Prime Rate plus 400 basis points thereafter.

         2.5.8 Voluntary Suspension Period. Notwithstanding anything to the contrary contained in this Section 2.5, if at any time during any Selling Period ***** the market value of PEI Shares falls below 75% of the Per Share Value of the Eligible Shares on the date of issuance of such Eligible Shares, PEI will have the option, but not the obligation, to notify Sellers to suspend the sale of Eligible Shares for a period not to exceed 30 days (each a "Suspension Period"). Upon receipt of such notice, Sellers agree to (a) promptly halt any offer, sale, trading or transfer by Sellers of any Eligible Shares for the duration of the Suspension Period set forth in such notice (or until earlier terminated by PEI) and (b) promptly halt any use, publication, dissemination or distribution of any registration statement, each prospectus included therein, and any amendment or supplement thereto for the duration of the Suspension Period set forth in such notice (or until earlier terminated by PEI). PEI will not suspend trading pursuant to this
         Section 2.5.8 during the Initial Selling Period without Sellers' prior consent. PEI may suspend trading pursuant to this Section
         2.5.8 no more than once in any Selling Period *****, as the case may be. If PEI suspends trading pursuant to this Section 2.5.8, then PEI will pay interest accruing at the Prime Rate plus 200 basis points on the value of those of the Eligible Shares unsold, if any, at the 91st day after the commencement of the Selling Period *****, as the case may be, that could not have been sold if Sellers sold the maximum number of Eligible Shares permitted under the applicable volume limitations during the Suspension Period (including any relaxation of the volume limitations by PEI pursuant to Sections 2.5.3 (a) and (b) and 2.5.6(b)) for the number of days of the Suspension Period. If PEI suspends trading pursuant to this
         Section 2.5.8, then the Selling Period *****, as the case may be, will be extended by the number of days of the Suspension Period.

         2.5.9 Legends; Securities Laws Compliance. Sellers acknowledge that any PEI Shares issued pursuant to this Agreement will bear any and all appropriate state and federal securities law legends. Sellers agree that they will comply with all state and federal securities laws relating to the sale and distribution of PEI Shares issued to them pursuant to this Agreement, including delivering the prospectus provided by PEI for resales pursuant to the Initial Registration Statement or any Additional Registration Statement.

         2.6 *****


                                  ARTICLE 3
                                   CLOSING

3.1 CLOSING DATE. Upon the terms and subject to the conditions set forth in this Agreement, the Closing of the transactions contemplated by this Agreement (subject to Section 2.6) will take place at the offices of O'Melveny & Myers LLP, at 10:00 a.m., on the third Business Day after the satisfaction or waiver of all of the conditions set forth in Sections 8.1, 8.2, and 8.3, or at such other location or time as Sellers and PEI may agree (the "Closing Date"). The parties will use their best efforts to satisfy all of the conditions set forth in Sections 8.1, 8.2, and 8.3 and promptly close the transactions contemplated in this Agreement.

3.2 ITEMS TO BE DELIVERED AT THE CLOSING BY THE SELLER PARTIES. At the Closing *****, the Seller Parties will deliver or cause to be delivered to
PEI:

         3.2.1 A Bill of Sale and Assignment, in substantially the form of Exhibit B *****;

         3.2.2 As reasonably requested by PEI, instruments of transfer in the form customarily used in commercial transactions in the area in which the personal property is located sufficient to transfer each personal property interest included in the Purchased Assets, including all items of Intangible Property listed on Section 4.9 of the Sellers Disclosure Schedule;

         3.2.3 As reasonably requested by PEI, such other instruments of transfer necessary or appropriate to transfer to and vest in PEI all of Sellers' right, title and interest in and to the Purchased Assets;

         3.2.4 The opinions, certificates, consents and other documents referred to herein as then deliverable by Sellers;

         3.2.5 To the extent Sellers have possession or control thereof, executed originals of all Contracts that are Purchased Assets;

         3.2.6 Electronic copies of all books and records (including the general ledger and sub ledgers), files, documents and agreements (the "Books") pertaining to the Purchased Assets or otherwise to the Business. If such Books are not contained in digital or other electronic storage media, the Sellers will deliver all original books and records (including the general ledger and sub ledgers), files, documents and agreements; provided that Sellers may retain copies thereof to the extent reasonably necessary for the conduct by Sellers of the Excluded VODI Businesses.

         3.2.7 Executed originals of the Trademark License Agreement and the Output Agreement; and

         3.2.8 An agreement in form and substance satisfactory to PEI terminating the provisions of and releasing without further liability all non-competition obligations of PEI and its Affiliates made in favor of Sellers or their respective Affiliates, whether pursuant to that certain Asset Purchase Agreement dated as of May 29, 1998 between Affiliates of PEI and Affiliates of Califa or otherwise.

3.3 ITEMS TO BE DELIVERED AT THE CLOSING BY PEI. At the Closing *****, PEI will deliver or cause to be delivered to the Sellers:

         3.3.1 The portion of the Purchase Price described in Section
         2.2.1(a);

         3.3.2 Executed originals of the Trademark License Agreement and the Output Agreement; and

         3.3.3 An Assumption Agreement, in substantially the form of Exhibit C *****.


                                 ARTICLE 4
            REPRESENTATIONS AND WARRANTIES OF THE SELLER PArties

         Except as otherwise indicated on Sellers' Disclosure Schedule, each of the Seller Parties jointly and severally represent and warrant, for the benefit of PEI and its Affiliates that:

4.1 ORGANIZATION AND RELATED MATTERS. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each Seller has all necessary corporate power and authority to own its respective properties and assets (including the Purchased Assets) and to carry on its respective businesses as now conducted. True, correct and complete copies of the respective charter documents of each Seller as of the Effective Date have been delivered to PEI. Neither Seller is a registered or reporting company under the Exchange Act. Stockholders are the record and beneficial owners of 100% of each Seller's Equity Securities. No person holds beneficial ownership of 50% or more of the Equity Securities of both Califa and VODI.

4.2 OWNERSHIP OF PURCHASED ASSETS.

         4.2.1 Each Seller has good and marketable title to all of its respective Purchased Assets, free and clear of any Encumbrances. Each Seller has the full capacity, right, power and authority to enter into this Agreement and to transfer, convey and sell to PEI at the Closing its respective Purchased Assets pursuant to the terms of this Agreement. The tangible, physical Purchased Assets are being sold "as is", except the Avid editing system owned by VODI, which is in good condition and repair (except for ordinary and reasonable wear and tear) as required for its current use. At the Closing *****, without exception, PEI will acquire from each Seller good and marketable title to and complete ownership of its respective Purchased Assets, free and clear of all Encumbrances.

         4.2.2 The Purchased Assets constitute all of the assets, properties, privileges, interests or rights, tangible or intangible, of every type and description including goodwill used in the Business.

4.3  AUTHORIZATION; NO CONFLICTS.

         4.3.1 None of the Seller Parties is a party to, subject to or bound by any Law, and no Action is pending against any of the Seller Parties or, to the knowledge of each of the Seller Parties, threatened that would prevent or adversely affect the execution, delivery or performance by any of the Seller Parties of this Agreement and all other agreements herein contemplated or the transfer, conveyance and sale of the Purchased Assets pursuant to the terms hereof.

         4.3.2 This Agreement and any related agreements have been duly executed and delivered by each of the Seller Parties and constitute the legally valid and binding obligation of each of the Seller Parties, enforceable against each of the Seller Parties in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally, subject to the unenforceability under certain circumstances of covenants not to compete.

         4.3.3 Neither the execution, delivery or performance of this Agreement or related agreements, nor the consummation of the transactions contemplated hereby, nor the fulfillment of the terms hereof, by any of the Seller Parties violates or will violate, constitutes or will constitute a breach of or default under any of the terms and provisions of (whether upon lapse of time and/or the occurrence of any act or event or otherwise), or conflicts or will conflict with (a) any Contract (provided that no such representation is made with respect to Sellers' Contracts to the extent listed in Schedule 1.1.1), Order or other material obligation to which any of the Seller Parties is a party or is bound, (b) any Law applicable to any of the Seller Parties or (c) the charter documents or bylaws of Sellers. 4.3.4 Neither the execution, delivery or performance of this Agreement or related agreements, nor the consummation of the transactions contemplated hereby, nor the fulfillment of the terms hereof, by any of the Seller Parties results in or will result in (a) any augmentation or acceleration of rights, benefits or obligations of any party under any Contract or other material obligation to which any of the Seller Parties is a party or is bound or subject to or (b) the imposition of any Encumbrance against any Purchased Asset.

         4.3.5 The Seller Parties must obtain all Permits and Approvals listed on Section 4.3 of the Sellers Disclosure Schedule to consummate the transactions contemplated by this Agreement. Except for matters identified in Section 4.3 of the Sellers Disclosure Schedule as requiring that certain actions be taken by or with respect to a third party or Governmental Entity, the execution and delivery of this Agreement by each of the Seller Parties and the performance of this Agreement and any related or contemplated transactions by each of the Seller Parties will not require filing or registration with, or the issuance of any Permit by, any other third party or Governmental Entity.

4.4  FINANCIAL STATEMENTS; NO CHANGES; NO OTHER LIABILITIES OR CONTINGENCIES.

         4.4.1 The Sellers have delivered to PEI the Financial Statements, which have been prepared in accordance with GAAP consistently applied (except for changes, if any, required by GAAP and disclosed therein). The income statements included in the Financial Statements present fairly in all material respects the operations of each of the Sellers for the period covered, and the balance sheets included in the Financial Statements present fairly in all material respects the financial condition of each of the Sellers as of the dates specified therein. Since December 31, 2000, there has been no change in any of the significant accounting policies, practices or procedures of Sellers.

         4.4.2 Since December 31, 2000, whether or not in the ordinary course of business, there has not been, occurred or arisen:

         (a) any change in or event affecting the Purchased Assets or the Business that has had or may reasonably be expected to have a material adverse effect on the Purchased Assets or the Business;

         (b) any casualty, loss, damage or destruction (whether or not covered by insurance) of any Purchased Asset that is material or has involved or may involve a Loss to the Seller Parties of more than $50,000;

         (c) any payments, dividends or other distribution of assets or securities, whether consisting of cash, equity, other personal property, real property or other thing of value declared, issued or paid to or for the benefit of Stockholders not in the ordinary course of business except (i) as reflected on or disclosed in the Financial Statements or (ii) a distribution of cash to the Stockholders in an amount equal to the Taxes owed by Stockholders on behalf of Sellers as of the Closing Date and as set forth on
         Section 4.4.2 of the Sellers Disclosure Schedule.

         (d) any agreement, condition, action or omission which would be proscribed by (or require consent under) Section 6.2 had it existed, occurred or arisen after the Effective Date; or

         (e) any strike or other labor dispute.

         4.4.3 To the best knowledge of each of the Seller Parties, there are no liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, probable of assertion or not, that relate to the Purchased Assets or the Business, which, individually or in the aggregate, do not have, or are not reasonably likely to have a material adverse effect on the Purchased Assets or the Business, except liabilities that (a) are reflected on or disclosed in the Financial Statements,
         (b) were incurred after December 31, 2000 in the ordinary course of business or (c) are set forth in Section 4.4.3 of the Sellers Disclosure Schedule. To the knowledge of each of the Seller Parties, the reserves reflected in the Financial Statements are adequate, appropriate and reasonable and have been calculated in a consistent manner.

4.5 RECEIVABLES. The accounts receivable reflected on the Financial Statements, and all accounts receivable arising between December 31, 2000 and the Effective Date, have been estimated by Sellers in good faith consistent with prudent industry practice and arose from transactions in the ordinary course of business, and the goods or services involved have been sold and delivered to the account obligor, or are in transit, and no further goods or services are required to be provided in order to complete the sales. The Sellers offer no guaranty as to the collectability of the accounts receivable. As of the Effective Date, no such receivable will be pledged or assigned to any other Person. No defense or set off to any such receivable has been asserted in writing by the receivable obligor, or, to the knowledge of each of the Seller Parties, exists.

4.6  ACCOUNTING RECORDS; INTERNAL CONTROLS.

         4.6.1 Each of the Sellers has records that accurately and validly reflect their respective transactions, and accounting controls sufficient to insure that such transactions are (a) executed in accordance with management's general or specific authorization and
         (b) recorded in conformity with GAAP so as to maintain accountability for assets.

         4.6.2 Such records, to the extent they contain important information that is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely pursuant to procedures and techniques utilized by companies of comparable size in similar lines of business.

4.7   TAX AND OTHER RETURNS AND REPORTS.

         4.7.1 The Seller Parties have timely filed or have caused to be filed or will file or will cause to be filed all Tax Returns required to be filed and have paid all Taxes required to be paid by the Seller Parties for all periods ending on or before the Closing Date. Adequate provision has been made in the books and records of each of the Sellers, and to the extent required by GAAP in the Financial Statements, for all Taxes whether or not due and payable and whether or not disputed. The Seller Parties have prepared all required Tax Returns, including amendments to date, in good faith without gross negligence or willful misrepresentation, and such Tax Returns are complete and accurate in all material respects. Section
         4.7.1 of the Sellers Disclosure Schedule lists the date or dates through which the IRS and any other Governmental Entity have examined the United States federal income tax returns and any other Tax Returns of the Seller Parties. Except as set forth in Section
         4.7.1 of the Sellers Disclosure Schedule, no Governmental Entity has during the past three years, examined or is in the process of examining any Tax Returns of the Seller Parties or proposed (tentatively or definitively), asserted or assessed or, to the best knowledge of each of the Seller Parties, threatened to propose or assert, any deficiency, assessment or claim for Taxes and there would be no basis for any such delinquency assessment or claim.

         4.7.2 Each of the Sellers withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

         4.7.3 None of the Seller Parties nor any director or officer (or employee responsible for Tax matters) of the Sellers reasonably expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any of the Sellers either (a) claimed or raised by any authority in writing or (b) as to which any of the Seller Parties and the directors and officers (and employees responsible for Tax matters) of the Sellers has knowledge based upon personal contact with any agent of such authority.
         Section 4.7.3 of the Sellers Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns that have been audited and/or that currently are the subject of audit. Sellers have delivered to PEI or its designee correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Sellers since their date of incorporation.

         4.7.4 None of the Seller Parties has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         4.7.5 To the knowledge of each of the Seller Parties, the unpaid Taxes of Sellers (a) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (b) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Sellers in filing their Tax Returns.

         4.7.6 None of the Seller Parties is a party to any Tax allocation or sharing agreement. None of the Sellers (a) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which were one or the other of the Sellers) or (b) has any Liability for the Taxes of any Person (other than any of the Sellers) under Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

4.8 MATERIAL CONTRACTS. Section 4.8 of the Sellers Disclosure Schedule lists each Material Contract. Each such Material Contract was entered into in the ordinary course of business. True copies of the Material Contracts appearing in Section 4.8 of the Sellers Disclosure Schedule, including all amendments and supplements, have been delivered to PEI (other than any Contract assigned to and assumed by the Seller Parties or their Affiliates in connection with the original sale of Spice assets to Califa pursuant to the Spice Asset Purchase Agreement if a copy of such Contract was not provided at or before the closing of the Spice Asset Purchase Agreement). Each Material Contract is valid, binding and in full force and effect and is enforceable by Sellers in accordance with its terms. Each of the Seller Parties has duly performed all of its obligations thereunder to the extent that such obligations to perform have accrued; and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by any of the Seller Parties, or, to the best knowledge of each of the Seller Parties, any other party or obligor with respect thereto, has occurred. None of the Seller Parties has received any notice of default or breach with respect to any Material Contract.

4.9 INTANGIBLE PROPERTY. Section 4.9 of the Sellers Disclosure Schedule lists any and all Marks and other material items of Intangible Property in which each of the Sellers has an interest and the nature of such interest. Such assets include all Permits or other rights with respect to any of the foregoing. Each Seller has complete rights to and ownership of all Intangible Property required for use in connection with the Business, except the Vivid Marks. None of the Sellers uses any Intangible Property by consent of any other Person (other than consents evidenced by Permits described on Section 4.3 of the Sellers Disclosure Schedule and the consent of VVI for the use of the Vivid Marks) and are not required to and do not make any payments to others with respect thereto. The Intangible Property of each of the Sellers is fully assignable free and clear of any Encumbrances. None of the Sellers has received any notice to the effect (or is otherwise aware) that the Intangible Property or any use by Sellers of any such property conflicts with or allegedly conflicts with or infringes the rights of any Person.

4.10 LEGAL PROCEEDINGS. There is no Order or Action pending, or, to the best knowledge of each of the Seller Parties, threatened, against or affecting any of the Seller Parties, the Purchased Assets or the Business that individually or when aggregated with one or more other Orders or Actions has or might reasonably be expected to have a material adverse effect on the Purchased Assets or the Business, on any of the Seller Parties' ability to perform this Agreement or on any aspect of the transactions contemplated by this Agreement. Section 4.10 of the Sellers Disclosure Schedule lists each Order and each Action that involves a claim or potential claim of aggregate liability in excess of $50,000 against, or that enjoins or seeks to enjoin any activity of any of the Seller Parties. There is no matter as to which any of the Seller Parties has received any notice, claim or assertion, or, to the best knowledge of each of the Seller Parties, which otherwise has been threatened or is reasonably expected to be threatened or initiated, against or affecting any director, officer, employee, agent or representative of any of the Seller Parties or any other Person, nor to the best knowledge of each of the Seller Parties is there any reasonable basis therefor, in connection with which any such Person has or may reasonably be expected to have any right to be indemnified by any of the Seller Parties.

4.11 INSURANCE. Each of the Sellers is insured with reputable insurers against all risks normally insured against by companies in similar lines of business, and all of the insurance policies and bonds maintained by each of the Sellers are in full force and effect. PEI acknowledges that Sellers do not maintain an errors and omissions insurance policy. Section 4.11 of the Sellers Disclosure Schedule lists all insurance policies and bonds that are material to the Business. None of the Sellers is in default under any such policy or bond. Each of the Sellers has timely filed claims with its respective insurers with respect to all matters and occurrences for which they believe they have coverage. Neither Seller has received notice or other indication from any insurer or agent of any intent to cancel or not to renew any of such insurance policies.

4.12  APPROVALS AND PERMITS.

         4.12.1 Each of the Sellers hold each Approval or Permit by or filing with any Governmental Entity or any Person not a party to this Agreement that is required to be made or obtained by any of the Seller Parties in connection with the execution, delivery and performance of this Agreement or any related agreement or the consummation by each of the Seller Parties of the transactions contemplated by this Agreement or any related agreement, except as provided for in Section 2.6.

         4.12.2 Each of the Sellers hold all Permits that are required by any Governmental Entity to permit the conduct of the Business as now conducted, and all such Permits are valid and in full force and effect and will remain so upon consummation of the transactions contemplated by this Agreement or any related agreement. To the best knowledge of each of the Seller Parties, no suspension, cancellation or termination of any of such Permits is threatened or imminent.

4.13 COMPLIANCE WITH LAW. To the best knowledge of each of the Seller Parties, the use of the Purchased Assets and the Business are in compliance with all applicable Laws in all material respects; provided that with respect to compliance with applicable local, state and federal obscenity laws of the content of programming exhibited in the conduct of the Business, the Seller Parties make no representation that they have conducted a reasonably diligent investigation and represent and warrant only that none of the Seller Parties has received any notice or other indication from any Governmental Entity that either Seller is in violation of any applicable Law.

4.14 EMPLOYEE MATTERS. Each of the Seller Parties has complied in all material respects with all applicable Laws relating to the employment of labor, including, ERISA, COBRA, and those Laws relating to wages, hours, collective bargaining, unemployment insurance, worker's compensation, equal employment opportunity and the payment and withholding of taxes. None of the Sellers has any employment agreements, whether written or oral, express or implied, with any Person that would require PEI to employ any Person after the Closing Date. None of the Sellers is a party to any Contract with any labor organization. None of the Sellers has agreed to recognize, is not required to recognize, and has not received any demand for recognition by, any union or other collective bargaining unit, and no union or other collective bargaining unit has been certified as representing any of its employees. None of the Sellers is a party to any defined benefit, defined contribution, or other employee benefit plan subject to the jurisdiction of ERISA or any other benefit agreement. Schedule 4.14 sets forth the following information with respect to each employee of Sellers: (a) name; (b) title and job description; (c) date of hire; (d) salary (as of the Effective
Date); (e) sales bonus or other performance payments (whether such bonuses or payments are due before or after the Closing Date); (f) vacation and sick days; (g) exempt/non-exempt status; (h) social security number and (i) leaves of absence, if any.

4.15 CERTAIN INTERESTS. None of the Seller Parties, nor any officer or director of any thereof, nor Associate of any such Person, has any material interest in any property used in or pertaining to the Purchased Assets or the Business; no such Person is indebted or otherwise obligated to the Seller Parties; and none of the Seller Parties is indebted or otherwise obligated to any such Person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary of business expenses not unusual in amount or significance. Neither the execution, delivery or performance of this Agreement or any related agreement nor the consummation of the transactions contemplated by this Agreement or any related agreement will (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or other) arising or becoming due from any of the Sellers or the successor or assign of any thereof to any Person.

4.16 INTERCOMPANY TRANSACTIONS. Except as set forth in Section 4.16 of the Sellers Disclosure Schedule or as contemplated by the Non-Competition Covenants, none of the (a) Sellers has engaged in any transaction with the Stockholders or any Affiliate of Sellers, (b) Stockholders has any liabilities or obligations to any of the Sellers or any of their Affiliates and (c) Sellers or any of their Affiliates has any liabilities or obligations to any of the Stockholders. Except as set forth in Section 4.16 of the Sellers Disclosure Schedule, neither the execution, delivery or performance of this Agreement or any related agreement nor the consummation of the transactions contemplated by this Agreement or any related agreement will (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment arising or becoming due from any of the Sellers or the successor or assign of any thereof to any of the Sellers or any of their Affiliates.

4.17 BANK ACCOUNTS, POWERS, ETC. Section 4.17 of the Sellers Disclosure Schedule lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which each of the Sellers has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto, and lists the names of each Person holding powers of attorney or agency authority from each of the Sellers and a summary of the terms thereof.

4.18 NO BROKERS OR FINDERS. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of any of the Seller Parties in connection with the negotiation, execution or performance of this Agreement or any related agreement or the transactions contemplated by this Agreement or any related agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions.

4.19 ACCURACY OF INFORMATION. None of the information supplied or to be supplied by or on behalf of each of the Seller Parties (a) to any Person for inclusion in any document or application filed with any Governmental Entity having jurisdiction over or in connection with the transactions contemplated by this Agreement or any related agreement or (b) to PEI, its agents or representatives in connection with these transactions, this Agreement or any related agreement or the negotiations leading up to this Agreement or any related agreement did contain, or at the respective times such information is or was delivered, will contain any untrue statement of a material fact, or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If any of such information at any time subsequent to delivery and prior to Closing becomes untrue or misleading, in any material respect, the Seller Parties will promptly notify PEI in writing of such fact and the reason for such change. All documents required to be filed by any of the Seller Parties with any Governmental Entity in connection with this Agreement or any related agreement or the transactions contemplated by this Agreement or any related agreement will comply in all material respects with the provisions of applicable Law.


                                 ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PEI

         PEI represents and warrants for the benefit of the Seller Parties and their Affiliates as follows:

5.1 ORGANIZATION AND RELATED MATTERS. PEI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. PEI has all necessary corporate power and authority to carry on its business as now being conducted. PEI has the necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party.

5.2 AUTHORIZATION. The execution, delivery and performance of this Agreement and any related agreements by PEI has been duly and validly authorized by the board of directors of PEI and by all other necessary corporate action on the part of PEI. This Agreement constitutes the legal, valid and binding obligation of PEI, enforceable against PEI in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally. Approval of PEI's stockholders is not required to consummate the transactions contemplated by this Agreement.

5.3 NO CONFLICTS. The execution, delivery and performance of this Agreement and any related agreements by PEI will not violate the provisions of, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under (a) the charter documents or bylaws of PEI, (b) any Law to which PEI is subject to or bound, (c) any Contract to which PEI is a party that is material to the financial condition, results of operations or conduct of the business of PEI, provided (as to clauses (b) and (c) respectively) that the appropriate Approvals are received as contemplated by Section 8.1.2 and specified consents, if any, are secured. PEI is not in material default under any Contract to which it is a party that would have or might reasonably be expected to have a material adverse effect on PEI's ability to consummate the transactions contemplated by this Agreement or any related agreements.

5.4 PEI SHARES. Upon issuance of PEI Shares in accordance with the terms of this Agreement, such PEI's Shares will be validly issued, fully paid and nonassessable and will be issued in conformity with applicable Laws.

5.5 NO BROKERS OR FINDERS. No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of PEI or its Affiliates in connection with the negotiation, execution, delivery or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions.

5.6 LEGAL PROCEEDINGS. There is no Order or Action pending or to the best knowledge of PEI, threatened against or affecting PEI that individually or when aggregated with one or more other Orders or Actions has or might reasonably be expected to have a material adverse effect on PEI's ability to perform this Agreement or any other aspect of the transactions contemplated by this Agreement.

5.7 SEC FILINGS. PEI has filed with the Securities and Exchange Commission (the "SEC") all forms, reports and documents required to be filed with the SEC since January 1, 2001 (the "PEI SEC Reports"). The PEI SEC Reports (a) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (b) did not as of their respective issue dates contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No subsidiary of PEI is required to file any report, form or other document with the SEC.

5.8 BANKRUPTCY. PEI is not presently subject to a Bankruptcy Event and does not presently contemplate filing a petition in Bankruptcy or for reorganization under the federal Bankruptcy Code, nor is PEI aware of any threatened Bankruptcy Event against PEI.


                                 ARTICLE 6
                            PRE-CLOSING COVENANTS

6.1 NOTIFICATION OF CERTAIN MATTERS. From the Effective Date until the Closing, the Seller Parties will give prompt notice to PEI, and PEI will give prompt notice to the Seller Parties, of (a) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date and (b) any failure of PEI or the Seller Parties, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. No such notification will affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

6.2 CONDUCT OF THE BUSINESS PRIOR TO THE CLOSING DATE. From the Effective Date until the Closing, the Seller Parties will operate the Business only in the ordinary course consistent with prudent industry practice and will use commercially reasonable efforts to preserve its relationship with and the goodwill of its customers, suppliers, employees and other Persons having business dealings in connection with the Business. The Seller Parties will not, without the prior written consent of PEI, which consent will not be unreasonably withheld:

         (a) conduct the Business in any manner except in the ordinary course consistent with prudent industry practice;

         (b) take any action or omit to take any action that would result in a breach or inaccuracy in any material respect of any of the representations and warranties set forth in this Agreement at or as of any time prior to the Closing;

         (c) amend, terminate, renew (or fail to renew) or renegotiate any Material Contract;

         (d) default (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a default) in any of its obligations under any Material Contract or enter into any new Material Contract or take any action that would jeopardize the continuance of its material commercial relationships;

         (e) terminate, amend or fail to renew any existing insurance coverage;

         (f) terminate or fail to renew or preserve any Permits;

         (g) incur or agree to incur any obligation or liability (absolute or contingent) that individually calls for payment by Sellers of more than $100,000 in any specific case or $250,000 in the aggregate;

         (h) make any loan, guaranty or other extension of credit to or for the benefit of any director, officer, employee, shareholder or any of their respective Associates or Affiliates;

         (i) grant any general or uniform increase in the rates of pay or benefits to officers, directors or employees (or a class thereof) or any material increase in salary or benefits of any officer, director, employee or agent or pay any special bonus to any Person, or enter into any new employment, collective bargaining or severance agreement;

         (j) sell, transfer, mortgage, encumber or otherwise dispose of any Purchased Assets, except (i) for dispositions of property not material in amount, (ii) in the ordinary course of business or
         (iii) as contemplated by this Agreement;

         (k) issue, sell, redeem or acquire for value any debt obligations or Equity Securities of Sellers;

         (l) declare, issue, make or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other thing of value, to the Stockholders, except a distribution of cash to the Stockholders in an amount equal to the unpaid Taxes owed by Stockholders as of the Closing Date resulting from the operations of Sellers prior to the Closing Date and as set forth in Section 4.4.2 of the Sellers Disclosure Schedule;

         (m) directly or indirectly assign, transfer, mortgage, pledge, lease or otherwise dispose of or grant or create or permit to exist any Encumbrance on, the Purchased Assets;

         (n) fail to maintain the books and records relating to the Business in the usual, regular and ordinary manner, subject to the terms and conditions herein;

         (o) change or amend its charter documents or bylaws in a manner that would frustrate Sellers' ability to consummate the transactions contemplated by this Agreement;

         (p) directly or indirectly purchase any real property;

         (q) make any capital expenditures or commitments that individually calls for payment by Sellers of more than $10,000 in any specific case or $25,000 in the aggregate;

         (r) renew or initiate any new system or affiliate launches; notwithstanding the foregoing, Sellers may renew or initiate any new system or affiliate launches if (i) such new system or affiliate launch has terms and conditions (both financial and otherwise) that are consistent with prudent industry practice and
         (ii) Sellers promptly notify PEI of such new system or affiliate launch;

         (s) make special or extraordinary payments to any Person, including providing for, paying or otherwise satisfying trade payables or other obligations other than those that are currently due and payable, except a cash payment to the Stockholders in an amount equal to the unpaid Taxes owed by Stockholders as of the Closing Date resulting from the operations of Sellers prior to the Closing Date and as set forth in Section 4.4.2 of the Sellers Disclosure Schedule;

         (t) make any material investment, by purchase, contributions to capital, property transfers, or otherwise, in any other Person;

         (u) dispose of or permit to lapse any rights to the use of any Intangible Property or dispose of or disclose any Intangible Property not a matter of public knowledge;

         (v) compromise or otherwise settle any claims, or adjust any assertion or claim of a deficiency in Taxes (or interest thereon or penalties in connection therewith), or file any appeal from an asserted deficiency, except in a form previously approved by PEI in writing, or file or amend any Tax Return, in any case before furnishing a copy to PEI and affording PEI an opportunity to consult with respect thereto; or

         (w) agree to or make any commitment to take any actions prohibited by this Section 6.2.

6.3 PRESERVATION OF BUSINESS PRIOR TO CLOSING DATE. From the Effective Date until the Closing, (a) the Seller Parties will use their reasonable best efforts to preserve the Purchased Assets and the Business and to preserve the goodwill of customers, suppliers and others having business relations with Sellers and (b) the Seller Parties and PEI will consult with each other concerning, and the Seller Parties will cooperate to keep available to PEI, the services of the officers and employees of Sellers that PEI may wish to offer employment.

6.4  PERMITS AND APPROVALS.

         6.4.1 The Seller Parties and PEI each agree to cooperate and use their reasonable best efforts to obtain (and will immediately prepare all registrations, filings and applications, requests and notices preliminary to all) Approvals and Permits that may be necessary or which may be reasonably requested by PEI to consummate the transactions contemplated by this Agreement or any related agreements.

         6.4.2 To the extent that the Approval of a third party with respect to any Contract is required in connection with the transactions contemplated by this Agreement or any related agreements, the Seller Parties will use their reasonable best efforts to obtain such Approval prior to the Closing Date (except as provided for in Section 2.6) and if any such Approval is not obtained, the Seller Parties will cooperate with PEI to ensure that PEI obtains the benefits of each Contract. PEI will reimburse the Seller Parties for reasonable out of pocket expenses relating to the Seller Parties' compliance with this Section 6.4.2. The Seller Parties will jointly and severally indemnify and hold harmless (without limitation or duration) PEI for and against any and all Losses as a result, directly or indirectly, of the failure to obtain any such Approval with respect to any Contract not listed in Schedule 1.1.1.

6.5 EXCLUSIVITY. From the Effective Date through the Closing ***** Sellers agree not to, and agree not to authorize or permit any of their Affiliates and the officers, directors, shareholders, employees, financial advisors or other representatives of Sellers or their Affiliates to, enter into any agreement with respect to, furnish any information to any Person with respect to, or propose or take any other action to effect, or propose or take any other action that may reasonably be expected to solicit, initiate, encourage or lead to an offer, proposal or indication of interest by any Person other than PEI or its Affiliates with respect to:

         (a) any merger or consolidation of Sellers or their Affiliates with or into any Person other than PEI or its Affiliates,

         (b) any transfer of all or any portion of the Purchased Assets to any Person other than PEI or its Affiliates,

         (c) any issuance or sale of any debt or Equity Securities of Sellers to any Person other than PEI or its Affiliates,

         (d) the sale by any holder of any debt or Equity Securities of Sellers to any Person other than PEI or its Affiliates, or

         (e) any other transaction the conclusion of which could reasonably be expected to impede, interfere with, prevent or materially delay the conclusion of the transactions contemplated hereby or could reasonably be expected to materially reduce the benefits to PEI of the transactions contemplated hereby.

         The terms of this Section 6.5 will be valid, binding, enforceable and irrevocable until this Agreement is terminated in accordance with its terms.

6.6 SALES TAX. PEI agrees to pay for any sales or transfer taxes incurred in connection with this Agreement and the transactions contemplated herein.


                                 ARTICLE 7
                            CONTINUING COVENANTS

7.1  NON-COMPETITION COVENANTS.

         7.1.1 Scope of Covenants. For the period commencing on the Effective Date and ending 10 years thereafter (the "Restricted Period"), the Seller Parties will not, directly or indirectly (the "Non-Competition Covenants"):

         (a) engage in the Playboy Business either alone or in association with or in connection with or on behalf of any other Person (provided that this Section 7.1.1(a) will not prohibit Stockholders from engaging in the Vivid Business),

         (b) enter the employ of, or render or provide any material goods or services to, any Person or Affiliate of a Person engaged in the Playboy Business, which employment, goods or services are directly related to businesses or activities in which Stockholders are otherwise prohibited from engaging under the terms of this Section 7.1,

         (c) acquire more than a 5% financial interest in any Person engaged in the Playboy Business, unless such Seller Party (i) acquires less than a 50% financial interest in a Person engaged in the Playboy Business in connection with the receipt of an interest as consideration for a sale of another business in which such Seller Party holds an ownership interest or in connection with a strategic transaction (i.e., not in exchange for investment capital), (ii) such Seller Party does not exercise voting rights or other management authority, and (iii) all other terms restricting such Seller Party's ability to compete under this Section 7.1 continue in full force and effect with respect to such Person;

         (d) otherwise become involved in any material respect (whether as an investor, partner, joint venturer, stockholder (except as permitted by clause (c)), officer, director, employee, consultant, agent or otherwise), with any Person engaged in the Playboy Business,

         (e) interfere in any material respect with the business relationships or suppliers of PEI or its Affiliates as they relate to the Playboy Business,

         (f) enter into any Contract to acquire any licensing, distribution or transmission rights with respect to any Adult Programming for transmission in the Media in the Territory,

         (g) interfere in any material respect with the relationships of PEI with any of its employees, agents, representatives, consultants under contract, joint venturers or other partners,

         (h) solicit or encourage any employee of PEI to leave the employment of PEI, or otherwise hire, retain, employ or engage in any business with any employee of PEI,

         (i) hire any employee who has left the employment of PEI within one year after the termination of such employment, or

         (j) use, license or otherwise exploit the Vivid Marks alone, in combination with other words, or in any stylistic or other variations thereof in connection with any Playboy Business.

         7.1.2 Separate Covenants and Judicial Limitation. The Non-Competition Covenants will be construed as divided in separate and distinct covenants with respect to each Seller Party and with respect to each jurisdiction in the applicable territories. The parties hereby expressly agree that the duration, scope and geographic area of restriction set forth in the Non-Competition Covenants are reasonable. If at any time a court of competent jurisdiction holds that any portion of any Non-Competition Covenant is unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, such Non-Competition Covenant will be interpreted to extend only over the maximum period of time, geographical area or in all other respects as to which it may be enforceable.

         7.1.3 Special Remedies and Enforcement. Each Seller Party recognizes and agrees that a breach or threatened breach by any Seller Party (or the Seller Parties acting collectively) of any of the Non-Competition Covenants could cause irreparable harm to PEI and its Affiliates, that PEI's remedies at law in the event of such breach or threatened breach would be inadequate, and that, accordingly, in the event of such breach or threatened breach a restraining order or injunction or both may be issued against the breaching Seller Party, in addition to any other rights and remedies which are available to PEI under law or in equity.

         7.1.4 Event of Default. Upon the occurrence of an Event of Default, each of the Seller Parties may be released from the Non-Competition Covenants as provided in Section 2.1.4.

         7.1.5 Acknowledgements. Each of the parties acknowledges that the covenants and restrictions above are necessary, fundamental and required for the protection of the Business and PEI, that such covenants and restrictions relate to matters that are of a special, unique and extraordinary value and that PEI would not enter into the transactions contemplated by this Agreement without the protection provided by such covenants and restrictions.

         7.1.6 Convergent Technology. Notwithstanding anything to the contrary in this Section 7.1, no Seller Party will be in breach of the Non-Competition Covenants if such Seller Party distributes, broadcasts, transmits, displays, exhibits, exploits, or projects Adult Programming to a Convergent Technology developed during the Restricted Period.

7.2 NONDISCLOSURE. Neither the Stockholders nor any of their representatives will, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary data (including, but not limited to, any customer list, record or financial information) concerning the Purchased Assets or the Business that Stockholders or any representative of Stockholders may have learned as a shareholder, employee, officer or director of Sellers. In addition, neither Stockholders nor any of their representatives will make use of, divulge or otherwise disclose, directly or indirectly, to persons other than PEI, any confidential information concerning the Purchased Assets or the Business which may have been learned in any such capacity.

7.3 *****

7.4 EMPLOYEE RELATED OBLIGATIONS. Effective as of the Closing Date, PEI will (or will cause an Affiliate to) offer full-time employment (as defined by PEI) to those Califa employees listed in Schedule 7.4 at the same salary Califa paid to such employee as of the Closing Date (and identified on such Schedule) and all standard benefits as provided by PEI to each PEI employee in an equivalent employment position. PEGI's employment policies and procedures will apply to such employees and PEGI will have no obligation or liability under any of Califa's employment policies and procedures, including salary increases, bonuses / commissions (except as expressly provided in this Agreement), vacation, holiday and health coverage. All obligations for termination notice, compensation, bonuses, severance pay, vacation time, pay in lieu of vacation and similar employee benefits will be paid or otherwise satisfied by Sellers as of the Closing Date with respect to such employees. *****

7.5 BULK SALES LAWS. Each of the Seller Parties and PEI waive compliance with applicable laws under any version of Article 6 of the Uniform Commercial Code adopted by any state or any similar law relating to the sale of inventory, equipment or other assets in bulk in connection with the sale of the Purchased Property.

7.6 COLLECTIVE ACTION. The Seller Parties will act collectively in exercising the remedies available to them pursuant to this Agreement. In furtherance of, and without limiting, the foregoing, the Seller Parties will deliver a single objection notice, if any, pursuant to Section 2.4, a single claim for indemnification, if any, and a single response to a request for indemnification by PEI, if any. Pursuant to an agreement among the Seller Parties of even date herewith, Asher has been designated as the Seller Parties' representative and authorized to act on behalf of the Seller Parties in all respects under the Agreement.

7.7 PROGRAM SUPPLY AGREEMENTS. If the rights and obligations under any Program Supply Agreement apply to PEI only (as set forth in Schedule 7.7), then such Program Supply Agreement will be assigned to PEI in its entirety. If the rights and obligations under any such Program Supply Agreement apply to both PEI and any of the Seller Parties (as set forth in Schedule 7.7), then such Program Supply Agreement will be assigned in part to PEI and retained in part by such Seller Party. The parties agree and acknowledge that with respect to each Program Supply Agreement assigned in part to PEI and retained in part by any Seller Party, the general terms and conditions of such Program Supply Agreement will apply to both parties. The parties will use commercially reasonable efforts to obtain acknowledgements from the applicable licensors. Neither party will amend or modify any such Program Supply Agreement if such amendment or modification changes a right or obligation of the other party. The parties agree that they will each have equal access to the storage location of the masters and related materials delivered under those Program Supply Agreements assigned in part to PEI and retained in part by any Seller Party and that the parties will apportion the license fees in such Program Supply Agreements as set forth in Schedule 7.7.


                                 ARTICLE 8
                           CONDITIONS OF PURCHASE

8.1 GENERAL CONDITIONS. The obligations of the parties to effect the Closing will be subject to the following conditions unless waived in writing by all parties:

         8.1.1 No Orders; Legal Proceedings. No Law or Order will have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor will any Action have been instituted and remain pending or, to the best knowledge of each of the Seller Parties, have been threatened and remain so by any Governmental Entity at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement or any related agreements or, with respect to obligations of PEI only, which would not permit the Business as presently conducted to continue unimpaired following the Closing Date. No Governmental Entity will have notified any party to this Agreement that consummation of the transactions contemplated by this Agreement or any related agreements would constitute a violation of any Laws of any jurisdiction and/or that it intends to commence proceedings to restrain or prohibit such transactions or force divestiture or rescission, unless such Governmental Entity will have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

         8.1.2 Approvals. To the extent required by applicable Law, all Permits and Approvals required to be obtained from any Governmental Entity or a third party (except as provided for in Section 2.6) will have been received or obtained on or prior to the Closing Date.

         8.1.3 Output Agreement. Contemporaneously with the Closing, the parties will execute and deliver the Output Agreement.

         8.1.4 Trademark License Agreement. Contemporaneously with the Closing, the parties will execute and deliver the Trademark License Agreement.

         8.1.5 Termination of SEI / SEI 1 Program Supply Agreement. Contemporaneously with the Closing, that certain program supply agreement between PEGI, as successor in interest to SEI, and Califa, as successor in interest to SEI 1, dated June 30, 1999 will terminate without further action by the parties.

8.2 CONDITIONS TO OBLIGATIONS OF PEI. The obligations of PEI to effect the Closing will be subject to the following conditions except to the extent waived in writing by PEI:

         8.2.1 Representations and Warranties and Covenants of the Seller Parties. The representations and warranties of each of the Seller Parties herein contained will be true in all material respects at the Closing Date with the same effect as though made at such time. Each of the Seller Parties will have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Sellers will have delivered to PEI certificates of each of the Sellers in form and substance satisfactory to PEI, dated the Closing Date and signed by its chief executive officer and chief financial officer, to such effect. For the purposes of this section, the words "material adverse effect", "material" and other similar qualifying words or phrases will be deemed to be excluded from the representations and warranties of the Seller Parties.

         8.2.2 Consents. The Seller Parties will have obtained and delivered to PEI all required Approvals and Permits listed in Section 4.3 of the Sellers Disclosure Schedule in form and substance satisfactory to PEI, except as provided for in Section 2.6.

         8.2.3 Spousal Consent. If any Stockholder is married on the Closing Date, such Stockholder will have delivered a duly executed Spousal Consent in the form of Exhibit D.

         8.2.4 Cofer Non-Competition Agreement. Contemporaneously with the Closing, Sellers will have entered into the Non-Competition Agreement with Cofer substantially in the form attached hereto as Exhibit E.

         8.2.5 Deliveries. The Seller Parties will have delivered to PEI all items required by Section 3.2.

         8.2.6 Eligible Shares Election Form. Sellers will have delivered a properly completed Eligible Shares Election Form setting forth the information required therein as of the Closing Date.

8.3 CONDITIONS TO OBLIGATIONS OF SELLERS. The obligations of the Seller Parties to effect the Closing will be subject to the following conditions, except to the extent waived in writing by the Seller Parties:

         8.3.1 Representations and Warranties and Covenants of PEI. The representations and warranties of PEI herein contained will be true in all material respects at the Closing Date with the same effect as though made at such time. PEI will have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and PEI will have delivered to Sellers certificates of PEI in form and substance satisfactory to Sellers, dated the Closing Date and signed by its chief executive officer and chief financial officer, to such effect. For the purposes of this section, the words "material adverse effect", "material" and other similar qualifying words or phrases will be deemed to be excluded from the representations and warranties of PEI.

         8.3.2 Deliveries. PEI will have delivered to Sellers all items required by Section 3.3.


                                 ARTICLE 9
                    TERMINATION OF OBLIGATIONS; SURVIVAL

9.1 TERMINATION OF AGREEMENT. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement will terminate by mutual consent in writing of PEI and the Seller Parties at any time before the Closing or as follows (and in no other manner):

         9.1.1 By either PEI or the Seller Parties, by written notice to the other part(ies), on or after the 30th calendar day following the Effective Date; provided, however, that the party providing such written notice is not then in breach of any of its representations, warranties or obligations under this Agreement. Nothing in this
         Section 9.1.1 excuses a party from its affirmative obligation to use its best efforts to satisfy all of the conditions set forth in Sections 8.1, 8.2, and 8.3 and promptly close the transactions contemplated in this Agreement pursuant to Section 3.1 if the other party has performed all of its obligations hereunder in all material respects;

         9.1.2 By either PEI or the Seller Parties if there has been a material misrepresentation or material breach on the part of the other party in its representations, warranties or covenants set forth herein; provided, however, that if such breach or misrepresentation is susceptible to cure, the Seller Parties or PEI, as the case may be, will have 10 Business Days after receipt of notice from the other party of its intention to terminate this Agreement pursuant to this Section 9.1 in which to cure such breach or misrepresentation (if such misrepresentation or breach continues) before the other party may so terminate this Agreement.

         9.1.3 By either PEI or the Seller Parties upon written notice to the other part(ies) if any event occurs which would render impossible the satisfaction of one or more conditions to the obligation of the parties to consummate the transactions contemplated by this Agreement as set forth in Section 8.1;

         9.1.4 By the Seller Parties upon written notice to PEI if any event occurs which would render impossible the satisfaction of one or more conditions to the obligation of the Seller Parties to consummate the transactions contemplated by this Agreement as set forth in Section 8.3; or

         9.1.5 By PEI upon written notice to the Seller Parties if any event occurs which would render impossible the satisfaction of one or more conditions to the obligations of PEI to consummate the transactions contemplated by this Agreement as set forth in Section 8.2.

9.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 9.1, all further obligations of the parties under this Agreement will terminate without further liability of any party to another; provided that the obligations of the parties contained in Section 12.12 and 12.16 will survive any such termination. A termination under Section 9.1 will not relieve any party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

9.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in or made pursuant to this Agreement will survive the Closing until 18 months after the Closing Date, except that:

         9.3.1 the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.18, 5.1, 5.2, 5.3 and 5.5 will survive the Closing and will remain in full force and effect indefinitely,

         9.3.2 the representations and warranties contained in Section 4.7 will continue through the expiration of the applicable statute of limitations as the same may be extended (or, if a claim has been asserted prior to such expiration, until 6 months after the date of its final resolution), and

         9.3.3 if any claim or notice is given under Article 10 with respect to any representation or warranty prior to the applicable expiration date, such representation or warranty will continue indefinitely until such claim is finally resolved; provided that any such claim or notice has a reasonable basis and its scope can be reasonably estimated.


                                 ARTICLE 10
                               INDEMNIFICATION

10.1 OBLIGATIONS OF SELLERS. Each of the Seller Parties jointly and severally agrees to indemnify and hold harmless PEI and its directors, officers, stockholders, employees, Affiliates, agents and assigns from and against any and all Losses incurred directly or indirectly, as a result of, or based upon or arising from:

         10.1.1 any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by the Seller Parties in or pursuant to this Agreement whether or nor not of material nature (provided however that, except for Section 4.19, for the purposes of this Article 10, the words "material adverse effect", "material", "to [its] knowledge" or "to [its] best knowledge" and other similar qualifying words or phrases will be deemed to be excluded from the representations and warranties of the Seller Parties); or

         10.1.2 any Excluded Liabilities.

10.2 OBLIGATIONS OF PEI. PEI agrees to indemnify and hold harmless the Seller Parties and their directors, officers, shareholders, employees, Affiliates, agents and assigns from and against any Losses incurred, directly or indirectly, as a result of, or based upon or arising from:

         10.2.1 any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by PEI in or pursuant to this Agreement whether or nor not of material nature (provided however that, except for Section 5.7, for the purposes of this Article 10, the words "material adverse effect", "material" and other similar qualifying words or phrases will be deemed to be excluded from the representations and warranties of PEI); or

         10.2.2 any third party claims regarding the conduct of the Business after the Closing to the extent such claim is not subject to indemnification by the Seller Parties pursuant to Section 10.1.

10.3  CERTAIN TAX MATTERS.

         10.3.1 Sellers Indemnity. Each of the Seller Parties jointly and severally agrees to indemnify, defend and hold harmless PEI and its directors, officers, stockholders, employees, Affiliates, agents and assigns against any and all Losses incurred directly or indirectly, as a result of, or based upon or arising from:

         (a) any Tax payable by or on behalf of the Seller Parties for any taxable period (or portion thereof) ending on or prior to the Closing Date,

         (b) any deficiencies in any Tax payable by or on behalf of the Seller Parties arising from any audit by any taxing agency or authority with respect to any period (or portion thereof) ending on or prior to the Closing Date,

         (c) any claim or demand for reimbursement or indemnification resulting from any transfer by the Seller Parties prior to the Closing of any Tax benefits or credits to any other Person,

         (d) any Tax liabilities arising out of the transfer of the Purchased Assets, except as expressly provided for herein, and

         (e) with respect to any Taxes payable by PEI with respect to the operation of the Business (other than PEI's income or franchise taxes) due for periods beginning before and ending after the Closing Date (whether or not assessed prior to the Closing Date), a pro-rata share of such Taxes, calculated as if the period ended on the Closing Date. For purposes of calculating Sellers' pro-rata share of Taxes described in this Section 10.3.1(e), the Closing Date will be treated as the last day of a taxable period, and the portion of any such Tax that is allocable to the taxable period that is so deemed to end on the Closing Date will be:

              (i) in the case of Taxes that are either (A) based upon or related to income or receipts, (B) imposed in connection with any sales or other transfer or assignment of property (real or personal, tangible or intangible) other than transfers pursuant to this Agreement or (C) imposed on a periodic basis and measured by the level of any item which is required to be determined as of the Closing Date or which is reasonably determinable as of the Closing Date and such determination is made by a party in a manner reasonably acceptable to both parties, deemed equal to the amount which would be payable if the period for which such Tax is assessed ended with the Closing Date; and

              (ii) in the case of Taxes imposed on a periodic basis and measured by the level of any item, other than Taxes described in clause (i) above, will be deemed to be the amount of such Taxes for the entire period (or, in the case of such taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period.

         10.3.2 PEI Indemnity. PEI agrees to indemnify the Seller Parties and their directors, officers, shareholders, employees, Affiliates, agents and assigns against any Taxes due with respect to the Purchased Assets or the Business for tax periods beginning after the Closing Date.

10.4   PROCEDURE.

         10.4.1 Any party seeking indemnification under this Article 10 (the "Indemnified Party") will promptly notify the party required to provide indemnity hereunder (the "Indemnifying Party") in accordance with Section 12.15. Notwithstanding the foregoing, failure to give or delay in giving notice will not release the Indemnifying Party from liability except to the extent that the Indemnifying Party is materially prejudiced thereby.

         10.4.2 If the Indemnifiable Loss arises from any claim, demand or liability is asserted by any third party against the Indemnified Party (a "Third-Party Claim"), the Indemnified Party will, upon notice of the claim or demand, promptly notify the Indemnifying Party, and the Indemnifying Party will defend and/or settle any actions or proceedings brought against the Indemnified Party in respect of matters embraced by the indemnity with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not promptly defend or settle any such claims, the Indemnified Party will have the right to control any defense or settlement, at the expense of the Indemnifying Party. No claim will be settled or compromised without the prior written consent of each party to be affected by such settlement or compromise, such consent not to be unreasonably withheld. The Indemnified Party will at all times also have the right to participate fully in the defense at its own expense; provided Indemnifying Party will pay legal fees of one counsel for Indemnified Party if (a) under applicable standards of conduct, a conflict on any significant issue exists between any two or more Indemnified Parties, or (b) the Third Party Claim is made both against an Indemnifying Party and an Indemnified Party and the Indemnified Party has been advised by counsel that there are legal defenses available to such Indemnified Party that are materially different from those available to the Indemnifying Party. The parties will cooperate in the defense of all Third-Party Claims that may give rise to Indemnifiable Claims hereunder. In connection with the defense of any claim, each party will make available to the party controlling such defense, any books, records or other documents within its control that are necessary or appropriate for such defense.

         10.4.3 If the Indemnified Party has a claim against the Indemnifying Party that does not involve a Third-Party Claim (an "Inter-Party Claim", and together with a Third-Party Claim, an "Indemnifiable Claim"), the Indemnified Party will notify the Indemnifying Party with reasonable promptness of the claim, specifying the nature, estimated amount and the specific basis for the claim. The Indemnifying Party will respond within 45 days of receipt of the notice of an Inter-Party Claim. If the Indemnifying Party fails to respond, the estimated amount of the claim specified by the Indemnified Party will be conclusively deemed a liability of the Indemnifying Party. If the Indemnifying Party timely disputes the claim, the Indemnified and the Indemnifying Party will negotiate in good faith to resolve the dispute, and if not resolved, will be submitted for resolution pursuant to Article 11.

10.5 TAX ADJUSTMENTS. Any amounts payable by the Indemnifying Party to or on behalf of an Indemnified Party in respect of a Loss will be adjusted by the net effect of Sections 10.5.1 and 10.5.2 as follows:

         10.5.1 Tax Reimbursement Amount. If such Indemnified Party is liable for any additional Taxes as a result of the payment of amounts in respect of an Indemnifiable Claim, the Indemnifying Party will pay to the Indemnified Party in addition to such amounts in respect of the Loss within 10 days after being notified by the Indemnified Party of the payment of such liability (a) an amount equal to such additional Taxes (the "Tax Reimbursement Amount") plus (b) any additional amounts required to pay additional Taxes imposed with respect to the Tax Reimbursement Amount and with respect to amounts payable under this clause (b), with the result that the Indemnified Party will have received from the Indemnifying Party, net of the payment of Taxes, an amount equal to the Loss.

         10.5.2 Net Tax Benefit. The Indemnified Party will reimburse the Indemnifying Party an amount equal to the net reduction in any year in the liability for Taxes (that are based upon or measured by income) of the Indemnified Party or any member of a consolidated or combined tax group of which the Indemnified Party is, or was at any time, part, which reduction is actually realized with respect to any period after the Closing Date and which reduction would not have been realized but for the amounts paid (or any audit adjustment or deficiency with respect thereto, if applicable) in respect of a Loss, or amounts paid by the Indemnified Party pursuant to this paragraph (a "Net Tax Benefit"). The amount of any Net Tax Benefit will be paid not later than 15 days after the date on which such Net Tax Benefit will be realized. For purposes of this Section 10.5.2, the Net Tax Benefit will be deemed to be actually realized on the date on which such Net Tax Benefit is used to compute an obligation to pay installments of estimated tax or, if earlier, reported earnings; provided, however, that if the amount of any Net Tax Benefit is subsequently affected by reason of any event or events, including, without limitation, any payment of Taxes by such Indemnified Party with respect to the loss of such Net Tax Benefit upon audit or litigation, appropriate adjustments and payments to take into account the increase or decrease in such Net Tax Benefit will be made between the Indemnified Party and the Indemnifying Party within 15 days after such event or events. Any expenses associated with the realization of a Net Tax Benefit or any contest or proceeding with respect to a Net Tax Benefit will be deemed to reduce such Net Tax Benefit.

10.6  LIMITATION ON INDEMNITY.

         10.6.1 None of the Seller Parties will be obligated to indemnify PEI or its directors, officers, stockholders, employees, Affiliates, agents or assigns pursuant to this Agreement unless and until the aggregate amount of the Indemnifiable Claims thereunder exceeds $250,000 (except for an amount equal to any payment, dividend or other distribution to any Seller Party in violation of Sections 4.4.2(c), 6.2(l) or 6.2(s)), it being understood that after such amount exceeds $250,000, each of the Seller Parties will be jointly and severally liable only for all amounts in excess of $250,000 of Indemnifiable Claims (subject to the following sentence). The maximum amount for which each of the Seller Parties will be jointly and severally liable to PEI or its directors, officers, stockholders, employees, agents or assigns for any Inter-Party Claims will be $25 million, unless a Seller Party violated a Law prior to the Closing directly resulting in the Loss arising from such Inter-Party Claim(s), in which case there will be no maximum indemnification amount. The maximum amount for which each of the Seller Parties will be jointly and severally liable to PEI or its directors, officers, stockholders, employees, agents or assigns for any Third Party Claims will be the Purchase Price, unless a Seller Party violated a Law prior to the Closing directly resulting in the Loss arising from such Third-Party Claims(s), in which case there will be no maximum indemnification amount.

         10.6.2 PEI will not be obligated to indemnify the Seller Parties or any of their directors, officers, shareholders, employees, Affiliates, agents or assigns pursuant to this Agreement unless and until the aggregate amount of the Indemnifiable Claims thereunder exceeds $250,000 (except for trade payables assumed by PEI pursuant to Section 1.2.2(b)), it being understood that after such amount exceeds $250,000, PEI will be liable only for all amounts in excess of $250,000 of Indemnifiable Claims (subject to the following sentence). The maximum amount for which PEI will be liable to the Seller Parties or their directors, officers, stockholders, employees, agents or assigns for any Inter-Party Claims will be $25 million, unless PEI violated a Law prior to the Closing directly resulting in the Loss arising from such Inter-Party Claim(s), in which case there will be no maximum indemnification amount. The maximum amount for which PEI will be liable to PEI or its directors, officers, stockholders, employees, agents or assigns for any Third Party Claims will be the Purchase Price, unless PEI violated a Law prior to the Closing directly resulting in the Loss arising from such Third-Party Claims(s), in which case there will be no maximum indemnification amount.

         10.6.3 The parties' recovery will be net of any insurance recovery to the extent applicable. Notwithstanding the foregoing, nothing in this Article 10 will obligate the parties to maintain insurance or pursue a claim thereunder.

         10.6.4 Except with respect to Losses arising from any party's intentional, willful or reckless misrepresentations or breaches of agreements made as part of this Agreement, no party will be liable for any consequential, incidental or special damages.

10.7 OFFSET. If at the time any payment is due from PEI to Sellers the Seller Parties have either acknowledged in writing responsibility for or a binding third party determination of responsibility (e.g. pursuant to Article 11) has been reached for any Indemnifiable Losses claimed by PEI under this Agreement, PEI will have the right, in addition to other rights and remedies (whether under this Agreement or applicable Law), to withhold from such payment an amount equal to the amount of such Indemnifiable Losses.

10.8 NOTICE. Each party agrees to notify the other part(ies) of any liabilities, claims or misrepresentations, breaches or other matters that are covered by or could be reasonably covered by this Article 10 reasonably promptly following discovery or receipt of notice thereof, whether before or after Closing and whether or not a demand or claim for indemnification has arisen.

10.9 SURVIVAL. Subject to the applicable limitations otherwise set forth in this Agreement, this Article 10 will survive any termination of this Agreement. This indemnification further will survive the Closing and will remain in effect indefinitely. Any matter as to which a claim has been asserted by notice to the other party that is pending or unresolved at the end of any applicable limitation period will continue to be covered by this
Article 10 notwithstanding any applicable statute of limitations (which the parties hereby waive) until such matter is finally terminated or otherwise resolved by the parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.


                                 ARTICLE 11
                             DISPUTE RESOLUTION

11.1 ALTERNATE DISPUTE RESOLUTION. Following the Closing, any dispute arising out of or relating to this Agreement will be resolved in accordance with the procedures specified in this Article 11, which will be the sole and exclusive procedures for the resolution of any such disputes, except this Article 11 will not apply to the following disputes, which will be litigated in a court of law:

         11.1.1 any dispute concerning the validity, ownership or control of the Vivid Marks;

         11.1.2 any dispute concerning the copyrights to any programming supplied by Vivid pursuant to the Output Agreement;

         11.1.3 any claim asserted by one party against the other party arising out of the subject matter of any court litigation or proceeding commenced by any third party against one party in which the other party is an indispensable party or third party defendant; or

         11.1.4 any claim asserted by a third party, which is not bound and will not, upon request of either party, agree to arbitrate subject to the arbitration rules provided by this Article 11, against one party in which the other party is an indispensable or necessary party.

11.2 NOTIFICATION AND NEGOTIATION. If either party wishes to assert a dispute with the other party arising out of or relating to this Agreement or any related agreements, such party will promptly notify the other party in writing of such dispute and will attempt in good faith to resolve any dispute arising out of or relating to this Agreement or any related agreements promptly by negotiation between executives who have authority to settle the controversy. All reasonable requests for information made by one party to the other will be honored.

11.3 ARBITRATION. Except as otherwise expressly provided in Sections 11.1 and 11.10 of this Agreement or any related agreements, any controversy, dispute or claim under, arising out of, in connection with or in relation to this Agreement or any related agreements, including the negotiation, execution, interpretation, construction, coverage, scope, performance, non-performance, breach, termination, validity or enforceability of this Agreement or any related agreements will be settled, at the request of either party, by arbitration conducted in accordance with this Article 11 and the then existing rules for commercial arbitration of the American Arbitration Association before a panel of three arbitrators, one of whom will be selected by PEI, the second of whom will be selected by the Seller Parties and the third of whom will be selected by the other two arbitrators and will chair the tribunal. The third arbitrator will be a disinterested person of recognized competence in the matter at issue and who is independent of each of the parties. If one party fails or refuses to select an arbitrator within 15 days after notice of the selection of the first arbitrator, or the two arbitrators selected fail to select the third arbitrator within 15 days after their selection, the necessary arbitrator or arbitrators will be selected by the presiding judge of a court of general jurisdiction in the place designated in Section 11.9. Decisions of the tribunal will be made by not less than a majority of the arbitrators. The arbitration will be governed by the Federal Arbitration Act (9 U.S.C. ss.ss. 1-16). The arbitration of such issues, including the determination of any amount of damages suffered by any party hereto by reason of the acts or omissions of either party, will be final and binding upon the parties to the maximum extent permitted by Law.

11.4 RULES OF ARBITRATION. The arbitration will be conducted in accordance with rules of procedure adopted by the arbitrators to allow each of the parties to present evidence and argument to the arbitrators.

         11.4.1 Statute of Limitations. The statute of limitations of the State of California applicable to the commencement of a lawsuit will apply to the commencement of an arbitration hereunder, except that no defenses will be available based upon the passage of time during any negotiation called for by the preceding paragraphs of this Article 11.

         11.4.2 Discovery; Rules of Evidence. Upon request of either party, the arbitrators will order such discovery (including third-party discovery) as the arbitrators determine to be reasonable under the circumstances. The arbitrators will, however, impose reasonable schedules and deadlines to ensure that discovery is conducted and concluded on a timely basis and may impose sanctions on either party for abuse or delay of discovery. Rules of civil procedure and evidence may be applied, in the discretion of the arbitrators.

         11.4.3 Expedited Procedure. Either party to the arbitration may elect, by notice to the other party, to have the arbitration conducted on an expedited basis. Thereafter, the arbitrators will be empowered to expedite the proceedings by all reasonable means consistent with a fair hearing of the dispute. Such means may include the imposing of accelerated discovery and hearing schedules, requiring submissions within abbreviated time periods and imposing limits on number of witnesses and the length of hearings.

         11.4.4 Decisions; Judgment. The arbitrators will in all cases as promptly as possible determine such matter. A determination and damage award (if any) of the majority of the arbitrators will be conclusive and binding upon the parties to the maximum extent permitted by law. The arbitrators will give written notice to the parties stating the determination and award (if any) and will furnish to each party a copy of such notice signed by the arbitrators. Judgment upon any award rendered by the arbitrators may be entered by any court having jurisdiction thereof.

11.5 DAMAGES. Except as expressly provided below, the arbitrators are not empowered to award damages in excess of compensatory damages (e.g., consequential, incidental or special damages) and the Seller Parties and PEI each irrevocably waive any right to recover such damages with respect to any dispute resolved by arbitration. The arbitrators will have the authority to include, as an item of damages, the costs of arbitration, including reasonable legal fees and expenses, incurred by the prevailing party and to apportion such costs among the parties on a claim-by-claim basis as such party prevails thereon. For purposes of the foregoing, the "prevailing party" will mean the party whose final settlement offer (or other position or monetary claim) prior to the start of arbitration is closest to the judgment awarded by the arbitrators, regardless of whether such judgment is entered into in favor of or against such party.

11.6 FEES AND EXPENSES. Except as provided for in Section 11.5, each party will bear its own expenses, including attorneys' fees, in connection with arbitration proceedings under this Article 11 and will compensate the arbitrator selected by such party. The parties will share equally the expenses of the proceedings and the compensation of the third arbitrator. Neither party in any such proceeding or any appeal thereon or challenge thereto will be entitled to attorneys' fees or court, arbitration and other costs or expenses incurred, unless otherwise decreed by the court or arbitrators in the same or a separate suit.

11.7 CONFIDENTIAL NEGOTIATIONS AND PROCEEDINGS. All negotiations and proceedings pursuant to this Article 11 are confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

11.8 SERVICE OF PROCESS. The Seller Parties and PEI each agree that service by registered or certified mail, return receipt requested, delivered to such party at the address provided in Section 12.15 will be deemed in every respect effective service of process upon such party for all purposes of these provisions relating to arbitration. The Seller Parties and PEI each irrevocably submit to the jurisdiction of the courts of the State of California and to any federal court located within such state for the purpose of any action or judgment with respect to this Agreement, regardless of where any alleged breach or other action, omission, fact or occurrence giving rise thereto occurred. The Seller Parties and PEI each hereby irrevocably waive any claim that any action or proceeding brought in California has been brought in any inconvenient forum.

11.9 CHOICE OF LAW; PLACE OF ARBITRATION. Proceedings under and the provisions of this Article 11 will be subject to Section 12.5 of this Agreement. Any arbitration proceedings hereunder will be held in Los Angeles County.

11.10 AVAILABILITY OF EQUITABLE RELIEF. Notwithstanding the foregoing provisions of this Article 11, the Seller Parties and PEI each acknowledge that a material breach of this Agreement or any related agreements by a party thereto may result in irreparable harm to the Seller Parties or PEI for which there is no adequate remedy at law. Accordingly, if any of the parties reasonably believes in good faith that another party or a party to any related agreements (a) has materially breached this Agreement or any related agreements and (b) said breach will create irreparable harm to such Person for which there is not adequate remedy at law, the allegedly harmed party will be entitled to seek preliminary or temporary equitable relief in any Federal or State Court of competent jurisdiction located in the State of California.

11.11 SURVIVAL. The Seller Parties and PEI each intend that these provisions will be valid, binding, enforceable and irrevocable and will survive any termination of this Agreement or any related agreements.


                                 ARTICLE 12
                                   GENERAL

12.1 CASH PAYMENTS. All cash payments owing pursuant to this Agreement will be made net of any withholding required by applicable Law, unless Sellers provide PEI a valid FIRPTA certificate. All cash payments due Sellers pursuant to this Agreement will be made in lawful money of the United States of America by checks payable to each of the Sellers.

12.2  WAIVERS, REMEDIES CUMULATIVE, AMENDMENTS, ETC.

         12.2.1 No failure or delay by any of the parties hereto in exercising any right, power or privilege under this Agreement will operate as a waiver thereof nor will any single or partial exercise by any of the parties hereto of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

         12.2.2 The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

         12.2.3 No provision of this Agreement or any schedule or exhibit attached hereto may be amended, modified, waived, discharged or terminated, other than by the express written agreement of the parties hereto nor may any breach of any provision of this Agreement be waived or discharged except with the express written consent of the party not in breach.

12.3 SCHEDULES; EXHIBITS; INTEGRATION. Each schedule and exhibit delivered pursuant to the terms of this Agreement will be in writing and will constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith, including, but not limited to, the term sheet dated February 27, 2001.

12.4 FURTHER ASSURANCES. Each party will use its commercially reasonable efforts to cause all conditions to its obligations to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement will be effected substantially in accordance with its terms as soon as reasonably practicable. The parties will cooperate with each other in such actions and in securing requisite Approvals. Each party will execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

12.5 GOVERNING LAW. This Agreement has been negotiated and entered into in the State of California and all questions with respect to this Agreement and the relationships of the parties hereunder will be governed by the internal laws of the State of California, regardless of the choice of law principles of California or any other jurisdiction.

12.6 REPRESENTATION BY COUNSEL; INTERPRETATION. Each of the Seller Parties and PEI acknowledge that each party to this Agreement is sophisticated and has been represented by counsel, who have carefully negotiated the provisions hereof, in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, including
Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement will be interpreted in a reasonable manner to effect the intent of the Seller Parties and PEI.

12.7 NO ASSIGNMENT; THIRD PARTY BENEFICIARY. The provisions of this Agreement will be binding on and inure to the benefit of the successors of each party hereto; provided, that no party may agree to assign, transfer, pledge, hypothecate, charge or otherwise dispose of or subcontract any of its rights or obligations hereunder without the prior written consent of the other party, except that PEI may so assign, etc. this Agreement to (a) an Affiliate if PEI remains responsible and liable for such transferee's compliance with all of PEI's obligations hereunder or (b) a third-party in connection with a merger, consolidation or sale of all or substantially all of PEI's assets. Except as expressly provided in Article 10, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.8 SEVERABILITY. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law will remain in full force and effect provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party.

12.9 HEADINGS. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular section.

12.10 COUNTERPARTS. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts will constitute one and the same agreement (or other document) and will become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

12.11 PUBLIC ANNOUNCEMENTS. All media releases, public announcements and public disclosures regarding the transactions contemplated by this Agreement will be developed and drafted by PEI and coordinated between and approved by the other parties before release (it being understood that while the parties will consult in good faith, they will not have approval rights over any announcement of the other party intended solely for internal distribution or any disclosure of the other party required by legal, accounting, or regulatory requirements, or any listing agreement with The New York Stock Exchange). Such approval will not be unreasonably withheld, conditioned or delayed by any party. The parties will develop mutually acceptable guidelines for seeking confidential treatment of terms of this Agreement deemed highly sensitive by any party. The parties will develop a mutually acceptable press release concerning the subject matter of this Agreement to be released promptly following Closing. This Section
12.11 will survive the completion, expiration, termination or cancellation of this Agreement.

12.12    CONFIDENTIALITY.

         12.12.1 All information disclosed by any party (or its representatives) whether before or after the Effective Date, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) will be kept confidential by such other party and its representatives and will not be used by any such Persons other than as contemplated by this Agreement, except to the extent that such information (a) was known by the recipient when received, (b) is or hereafter becomes lawfully obtainable from other sources, which have an independent right to such information,
         (c) is generally available to the public or becomes generally available to the public other than through disclosure in violation of this provision and only after the date such information is generally available to the public, (d) which is required to be disclosed by a Governmental Entity having jurisdiction over the parties or applicable law; provided that the disclosing party notifies the other party as promptly as reasonably practicable following receipt of notice from a Governmental Entity, (e) is disclosed to each party's auditors and financial and legal advisors who have been advised of their obligation to maintain the information in confidence, (f) may be disclosed pursuant to a written waiver by the other party or (g) is deemed necessary by the Seller Parties in their reasonable business judgment to negotiate and consummate Internet related business dealings, provided that
         (i) the Seller Parties do not reveal any financial information relating to PEI or its Affiliates, this Agreement or any related agreement, (ii) the Seller Parties do not reveal any information in connection with the issuance and sale of PEI Shares under this Agreement, and (iii) prior to disclosure, the recipient enters into a written confidentiality agreement with the Seller Parties acceptable to PEI and which gives PEI the right as a third party beneficiary to enforce its terms.

         12.12.2 In recognition of each party's understanding that the other may in the future invite third parties to participate as equity or non-equity investors or other providers of financing in or to such party or its respective affiliates, the parties agree that each may provide to such entities copies of this Agreement and such other information as would be reasonable in the circumstances for a potential investor to require. Notwithstanding the foregoing, no such information will be provided until a confidentiality agreement for the benefit of the other party and their respective affiliates has been signed by such potential investor.

         12.12.3 In recognition of the fact that PEI is a publicly held company, (a) the parties agree that PEI may provide to current and prospective institutional investors and analysts such information concerning Sellers as is conventional to assist such investors in deciding whether to invest or how to manage their investment or such analysts to prepare their reports; provided, that no information may be disclosed without the prior consent of Sellers that would reasonably be expected to cause harm to Sellers, including with respect to its competitive position and (b) the Seller Parties will maintain the confidentiality of this Agreement and the discussions and negotiations associated with this Agreement until mutually acceptable press release concerning the subject matter of this Agreement is developed and disclosed pursuant to
         Section 12.11.

         12.12.4 If this Agreement is terminated in accordance with its terms, each party will use all reasonable efforts to return upon written request from the other party all documents (and reproductions thereof) received by it or its representatives from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in this Section 12.12, unless the recipients provide assurances reasonably satisfactory to the requesting party that such documents have been destroyed.

12.13 PARTIES IN INTEREST. This Agreement will be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.

12.14 PERFORMANCE BY SUBSIDIARIES. Each party agrees to cause its Subsidiaries to comply with any obligations hereunder relating to such Subsidiaries and to cause its Subsidiaries to take any other action which may be necessary or reasonably requested by the other party in order to consummate the transactions contemplated by this Agreement.

12.15 NOTICES. All notices, requests, demands and other communications required to be given under this Agreement will be in writing and will conclusively deemed to have been duly given (or to such other address, or facsimile transmission number as the relevant addressee may hereafter by notice hereunder substitute): (a) when hand delivered to the other party,
(b) the next Business Day, if sent by a generally recognized overnight courier service that provides written acknowledgment by the addressee of receipt, or (c) when received, if sent by facsimile or other generally accepted means of electronic transmission (including e-mail); provided that such facsimile or other generally accepted means of electronic transmission is followed by a delivery pursuant to clauses (a) or (b) above or U.S. mail.

                  if to PEI to:

                  Playboy Enterprises, Inc.
                  Attention: Howard Shapiro, Esq., General Counsel 680 North Lake Shore Drive
                  Chicago, Illinois  60611
                  United States of America
                  Fax number: (312) 266-2042

                  with a copy to:

                  Playboy Entertainment Group, Inc.
                  Attention: Jim English, President
                  9242 Beverly Blvd., Third Floor
                  Beverly Hills, CA  90210
                  United States of America
                  Fax number: (310) 246-7730

                  with a copy to:

                  O'Melveny & Myers, LLP
                  Attn:  Jennifer Borow, Esq.
                  1999 Avenue of the Stars, 7th Floor
                  Los Angeles, CA 90067
                  Fax number: (310) 246-6779

                  if to any Seller Party to:

                  Vivid Video, Inc.
                  Attn:  William Asher
                  15127 Califa Street
                  Van Nuys, CA 91411
                  Fax number: (818) 908-3380

                  with a copy to:

                  Lipsitz, Green, Fahringer,
                  Roll, Salisbury & Cambria, LLP
                  Attn:  Paul Cambria, Esq.
                  42 Delaware Avenue
                  Suite 300
                  Buffalo, NY  14202
                  Fax number:  (716) 854-3013

12.16 EXPENSES. Sellers and PEI will each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of their respective investment bankers, accountants and counsel. Notwithstanding the foregoing, PEI will pay Sellers $100,000 at Closing in expense reimbursement.

12.17 KNOWLEDGE CONVENTION. Whenever any statement herein or in any schedule, exhibit, certificate or other documents delivered to any party pursuant to this Agreement is made "to [its] knowledge" or "to [its] best knowledge" or words of similar intent or effect of any party or its representative, such person will make such statement only after conducting a reasonably diligent investigation of the subject matter thereof, and each statement will be deemed to include a representation that such investigation has been conducted.

12.18 SPECIFIC PERFORMANCE. Each of the Seller Parties and PEI acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, each party would not have an adequate remedy at law for money damages if this Agreement has not been performed in accordance with its terms, and therefore agrees that the other party will be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement or caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

PEI:

PLAYBOY ENTERPRISES, INC.



/s/ James L. English
------------------------------
By: James L. English
Its: Executive Vice President




SELLERS:                                               STOCKHOLDERS:

CALIFA ENTERTAINMENT GROUP, INC.


/s/ William Asher                                 /s/ Dewi James
------------------------------                  ------------------------------
By: William Asher                                 Dewi James
Its:  Executive Vice President


V.O.D., INC.


 /s/ William Asher                                /s/ Steven Hirsch
------------------------------                  ------------------------------
By: William Asher                                 Steven Hirsch
Its:  President


                                                /s/ William Asher
                                                ------------------------------
                                                William Asher





                                 SCHEDULE 1

                                 DEFINITIONS

          A. For all purposes of this Agreement, except as otherwise expressly provided,

                    (i) the terms defined in this Schedule 1 have the meanings assigned to them in this Schedule 1 and include the plural as well as the singular,

                    (ii) all accounting terms not otherwise defined herein have the meanings assigned under GAAP,

                    (iii) all references in this Agreement to designated "Articles" and "Sections" and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement,

                    (iv) pronouns of either gender or neuter will include, as appropriate, the other pronoun forms,

                    (v) "including," and "includes" will be deemed to be followed by "but not limited to" and "but is not limited to," respectively,

                    (vi) "or" is not exclusive,

                    (vii) "amended" with reference to a Contract or Law, will be deemed to be followed by "or superceded from time to time", and

                    (viii) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.

          B. As used in this Agreement and the exhibits and schedules delivered pursuant to this Agreement, the following definitions will apply:

          "Action" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

          "Additional Eligible Shares" has the meaning set forth in Section 2.5.5(b).

          "Additional Investment Shares" has the meaning set forth in
Section 2.5.5(b).

          "Additional Registration Statement" has the meaning set forth in
Section 2.5.1(b).

          "Additional Selling Period" has the meaning set forth in Section
2.5.2.

          "Adult Programming" means any programming (including motion pictures, films, videos, compilations or programs) of an erotic nature that has a level of explicitness equal to or greater than the level of explicitness regularly exhibited on Playboy TV in the United States as of the Effective Date.

          "Affiliate" with respect to any party means any Person controlled by, controlling, or under common control with such party. The term "control" means the right or power to direct the management or policies of a Person, whether by ownership of stock, by contract or otherwise, and the words "controlled" and "controlling" have the correlative meanings.

          "*****"

          "Agreement" means this Agreement by and among PEI and the Seller Parties, as amended together with all exhibits and schedules attached or incorporated by reference.

          "Approval" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

          "Associate" of a Person means

                    (i) a corporation or organization (other than PEI or Sellers or any of their respective Affiliates) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

                    (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity; and

                    (iii) any relative or spouse of such Person or any relative of such spouse who has the same home as such Person or who is a director or officer of Sellers or any of their respective Affiliates.

          "Assumed Liabilities" has the meaning set forth in Section 1.2.2.

          "Average Rate" means the average between the Discount Rate and the Prime Rate plus 200 basis points.

          "Basic Cable" has the meaning currently or hereafter commonly understood in the television industry, but will also include for all purposes of this Agreement any broadcast or other transmission (whether by satellite or otherwise) to television sets or other television devices, now or hereafter known, of a program service (other than any free television terrestrial broadcast station) (a) that is included as part of a package of program services for which members of the public pay a periodic fee for the right to receive such package of program services and (b) for which program service a separate fee is not generally charged for the right to receive the particular service in question.

          "Bankruptcy Event" means (a) the filing of an application by a Person for, or such Person's consent to, the appoint of a trustee, receiver or custodian of such Person's assets, (b) the entry of an order for relief with respect to a Person in proceedings under the United States Bankruptcy Code, as amended, (c) the making by a Person of a general assignment for the benefit of creditors, (d) the entry of an order, judgment or decree by any court of competent jurisdiction appointing a trustee, receiver or custodian of the assets of a Person unless the proceedings and the trustee, receiver or custodian appointed are dismissed within 90 days, or (e) the failure by a Person generally to pay such party's debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of such Person's inability to generally pay its debts as they become due.

          "Blackout Period" has the meaning set forth in Section 2.5.4.

          "Business" means the Sellers' businesses, including all of the assets used in the operation and distribution in the Territory in the Media of the television channels known as "The Hot Network," "The Hot Zone" and "Vivid TV" as presently conducted and all of the video on demand business of VODI in the Media, other than the Excluded VODI Businesses.

          "Business Day" means any day other than a Saturday, Sunday or legal holiday under the laws of the State of California or any other day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

          *****

          "Closing" means the consummation of the purchase and sale of the Purchased Assets under this Agreement.

          "Closing Date" means the date of the Closing.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Computer-Based Viewing Device" means any device which operates on an open platform where any Person can (a) load or cause to be loaded application software distinct from the application software loaded by the device's manufacturer or (b) program the device to respond to a specific set of instructions.

          "Consumer Video Devices" means video cassettes, video discs or other tangible magnetic or optical storage media for exhibition of motion pictures, movies, films, features, videos, compilations or programming by means of a playback device located in consumer homes without restriction as to timing or number of playbacks, and distributed for sale on a retail, mail order or other direct consumer basis (including a one-time download from the Internet to a Consumer Video Device). Consumer Video Devices do not include tangible media that store interactive software products which allow the viewer or user to affect the content, form, sequence or other characteristics of the motion picture, movie, film, feature, video, compilation or program.

          "COBRA" means the continuing coverage obligations under Code
Section 4980B and Sections 601-608 of ERISA, as amended, and the related regulations and published interpretations.

          "Contract" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

          "Convergent Technology" means any device, platform or format that can receive images and/or text via the Media and is both a Computer-Based Viewing Device and a Television-Based Viewing Device.

          "Deferred Intercompany Transaction" has the meaning set forth in Reg.ss.1.1502-13.

          *****

          *****

          "Discount Rate" means the discount rate published in the Wall Street Journal.

          "Eligible Shares" has the meaning set forth in Section 2.5.5(c).

          "Eligible Shares Election Form" has the meaning set forth in
Section 2.5.5(a).

          "Encumbrance" means any claim, charge, easement, encumbrance, lease, covenant, condition, security interest, lien, option, pledge, rights of others (including, but not limited to, marital property rights), or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

          "Enhanced Cable Version" means the versions of any motion picture, movie, film, feature, video, compilation or programming commonly known as the "hot version" or the "hot plus version," the content of which would generally be considered in the adult programming industry to be more explicit than the "cable version" edit, but less explicit than the "explicit version" edit, the "hard edit" or the unedited version, as those terms are commonly understood in the adult programming industry, and is otherwise substantially similar in content and degree of explicitness to the movies and other programming exhibited on "The Hot Network", "The Hot Zone", and "Vivid TV" as of the Effective Date.

          "Equity Securities" means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

          "Event of Default" means any of the following events that remain uncured at the time Sellers exercise remedies with respect to such events:
(a) PEI fails to make any cash payment due to Sellers under the terms of this Agreement within 180 days following the date the cash payment is due;
(b) PEI fails to issue Sellers all of the Registered Stock pursuant to Sections 2.2.1(b), 2.2.2 or 2.3, if any, within 225 days following the date the stock payment is due; (c) the trading of PEI Shares on a national exchange is suspended for more than 30 consecutive days when general stock trading on such exchange is not suspended at any time that a Selling Period is in force; (d) PEI defaults on the payment of indebtedness owed to senior secured lenders and such senior secured lenders either commence foreclosure on PEI assets pledged to secure such indebtedness or accelerate the amounts due under the contracts and/or instruments evidencing such indebtedness and PEI fails to provide Sellers with reasonable financial assurances that it will continue to make all scheduled payments in accordance with Sections 2.2 and 2.3; or (e) PEI becomes subject to a Bankruptcy Event.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Excluded Assets" has the meaning set forth in Section 1.1.2.

          "Excluded Liabilities" has the meaning set forth in Section 1.2.1.

          "Excluded VODI Businesses" means the business of producing, licensing, marketing, distributing and otherwise exploiting adult themed products, including Adult Programming, worldwide, excluding the distribution of Adult Programming via the Media in the Territory.

          "Financial Statements" means the income statements for the year ended December 31, 2000, the quarter ended March 31, 2001 and the months ended April 30, 2001 and May 31, 2001 and the balance sheets as of December 31, 2000, March 31, 2001, April 30, 2001 and May 31, 2001 for each of Califa and VODI (and, in the case of VODI, pro forma adjustments thereto eliminating the Excluded VODI Businesses).

          "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

          "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

          "Gross Receipts" means the cash actually received from program distributors or end users in connection with (a) any channel owned, operated or controlled by PEI or in which PEI holds a 10% equity interest and that principally features Enhanced Cable Version or more explicit programming in the Territory, *****.

          "Indemnifiable Claim" means any Loss for or against which any party is entitled to indemnification under this Agreement. "Indemnified Party" means the party entitled to indemnity hereunder. "Indemnifying Party" means the party obligated to provide indemnification hereunder.

          "Independent Accountants" has the meaning set forth in Section
2.4.2. "Initial Eligible Shares" has the meaning set forth in Section
2.5.5(a).

          "Initial Investment Shares" has the meaning set forth in Section 2.5.5(a).

          "Initial Registration Statement" has the meaning set forth in
Section 2.5.1(a).

          "Initial Selling Period" has the meaning set forth in Section
2.5.2.

          "Intangible Property" means any trade secret, secret process or other confidential information or know-how and any and all Marks and goodwill.

          "International Territory" means Latin America and the Caribbean Basin. "Caribbean Basin" means the U.S. Virgin Islands, Guadeloupe, Martinique, Netherlands Antilles, Anguilla, Antigua and Barbuda, Aruba, The Bahamas, Barbados, Bermuda, The British Virgin Islands, The Cayman Islands, Cuba, Dominica, Dominican Republic, Grenada, Haiti, Jamaica, Montserrat, St. Kitts and Nevis, St. Lucia, St. Vincent and the Grenadines, Trinidad and Tobago, Turks and Caicos Islands. "Latin America" means each country comprising Central and South America from the U.S.-Mexican border to Tierra del Fuego.

          "Internet" means the global information system that (a) is logically linked together by a globally unique address space based on the Internet Protocol (IP) or its subsequent extensions/follow-ons, (b) is able to support communications using the Transmission Control Protocol/Internet Protocol (TCP/IP) suite or its subsequent extensions/follow-ons, and/or other IP-compatible protocols, and (c) provides, uses or makes accessible, either publicly or privately, high level services layered on the communications and related infrastructure described herein.

          "Investment Shares" has the meaning set forth in Section 2.5.5(c).

          "IRS" means the Internal Revenue Service or any successor entity.

          "Law" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

          "Loss" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person.

          *****

          "Mark" means any brand name, copyright, patent, service mark, trademark, trade name, logo or similar materials and all registrations or application for registration of any of the foregoing.

          "Material Contract" means any Contract material to the Purchased Assets or the Business to which any of the Seller Parties is a party or to which any of the Seller Parties or any of their respective properties (including the Purchased Assets) is subject or bound as of or after the Effective Date including any Contract that (a) after December 31, 2000 obligates Sellers to pay or receive an amount of $50,000 or more, (b) has a term beyond December 31, 2001, (c) represents a Contract upon which the Business is substantially dependent or which is otherwise material to the Business, (d) provides for the extension of credit, (e) limits or restricts the ability of Sellers to compete, (f) limits or restricts the ability of Sellers to conduct the Business, (g) provides for a guaranty or indemnity by Sellers, (h) grants a power of attorney, agency or similar authority to another Person, (i) contains a right of first refusal, (j) contains a right or obligation of Sellers other than in the ordinary course of business to any Affiliate, officer or director or any Associate of Sellers, (k) is a real property lease, or (l) was not made in the ordinary course of business.

          "Media" means all current forms of television distribution, broadcast, transmission, retransmission, display, exploitation, projection, performance or other exhibition whether on a subscription, Pay-Per-View or free basis, including the following: (a) conventional VHF or UHF television broadcast, (b) Basic Cable and pay cable whether by means of cable wire or fiber of any material, (c) "over the air pay" subscription television (STV) in any frequency band, (d) direct broadcasting by satellite (DBS) in any frequency band, (e) master antenna television systems (MATV), (f) multipoint distribution services (MDS), (g) multichannel multipoint distribution services (MMDS), (h) satellite master antenna television systems (SMATV),
(i) microwave transmission, and (j) any other means of transmitting programming to Television-Based Viewing Devices. Notwithstanding the foregoing, if any current form of television distribution, broadcast, transmission, retransmission, display, exploitation, projection, performance or other exhibition is augmented by a level of functionality that does not alter the fundamental means in which the viewer receives images and/or text, such form of television distribution, broadcast, transmission, retransmission, display, exploitation, projection, performance or other exhibition will continue to be deemed "Media" for the purposes of this Agreement.

          "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

          "Output Agreement" means the Amendment to Current Output Agreements and New Output Agreement dated as of the Closing between PEGI, on the one hand, and VVI and VVII, on the other hand in substantially the form attached hereto as Exhibit E.

          "Pay-Per View" means the distribution, broadcast, transmission, retransmission, display, exploitation, projection, performance or other exhibition of Adult Programming by means whereby the subscriber is able to receive the pre-scheduled Adult Programming (as distinguished from an entire programming service, group of programs, program channel or network) on any viewing device in the subscriber's home by means of any Media, where the following is also applicable: (a) the scheduling of Adult Programming and hence its availability to the subscriber is predetermined by the distribution service (i.e., the subscriber can select its desired viewing time only in accordance with a list of possible viewing times independently established by the distribution service, which list of viewing times is the same for all potential subscribers of the Adult Programming in question), and (b) the subscriber is required to pay or is assessed a separate fee for the right to receive each such pre-scheduled Adult Programming.

          "Performance Based Eligible Shares" has the meaning set forth in
Section 2.5.5(c).

          "Performance Based Investment Shares" has the meaning set forth in
Section 2.5.5(c).

          "Performance Based Purchase Price" has the meaning set forth in
Section 2.3.

          "Performance Based Selling Period" has the meaning set forth in
Section 2.5.2.

          "Playboy Business" means (a) the business of producing, licensing, acquiring, distributing, marketing, and otherwise exploiting or conducting any other activity with respect to any Adult Programming (including, motion pictures, feature films, game shows, feature programs, Pay-Per-View programs and magazine format shows) for distribution via the Media in the Territory,
(b) the transmission and distribution of the television networks currently known as "Playboy TV", "Spice", "Spice 2", and "Spice Platinum" and any other Adult Programming network subsequently owned, operated or controlled by PEI in the Media in the Territory, (c) subsequent to the Closing, the transmission and distribution of the television channels currently known as "The Hot Network", "The Hot Zone", and "Vivid TV" and their successors, (d) any other business, venture or activity which competes with any of the networks or channels listed in clauses (b) and (c), or with any business, venture or activity conducted or proposed to be conducted directly or indirectly by PEI in connection with exploiting Adult Programming in the Media in the Territory. Notwithstanding the foregoing, nothing in the above definition will be construed to prohibit Stockholders from engaging in the Vivid Business.

          "PEI" means Playboy Enterprises, Inc., a Delaware corporation.

          "PEI Shares" means shares of Class B common stock of PEI.

          "PEGI" means Playboy Entertainment Group, Inc., a Delaware corporation and a wholly owned indirect subsidiary of PEI.

          "Permit" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

          "Per Share Value" means the average of the average sale price per share of PEI Shares for each of the five trading days ending on the second trading day preceding the date on which PEI Shares are issued.

          "Person" means an association, a corporation, a limited liability company, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

          "Prime Rate" means the prime rate published in the Wall Street
Journal.

          "Purchased Assets" has the meaning set forth in Section 1.1.1.

          "Purchase Price" has the meaning set forth in Section 2.1.

          "Purchase Price Allocation Statement" has the meaning set forth in
Section 2.4.1.

          *****

          *****

          *****

          "Securities Act" means the Securities Act of 1933, as amended.

          "Sellers Disclosure Schedule" means the Disclosure Schedule delivered by Sellers to PEI and attached hereto. The sections of the Sellers Disclosure Schedule are numbered to correspond to the applicable Section of this Agreement. Sellers will use their best efforts to have all required disclosures correspond to the applicable Section of this Agreement; provided, however, that information included in any Section of the Disclosure Schedule will be deemed to be included in each other Section of the Disclosure Schedule to the extent that the applicability of the information to that other Section is reasonably apparent on the face of such disclosure.

          "SEI" means SEI ApS, a company formed under the laws of Denmark, and a wholly owned subsidiary of PEGI.

          "SEI 1" means SEI 1 ApS, a company formed under the laws of Denmark, and wholly owned subsidiary of Califa.

          "Selling Period" has the meaning set forth in Section 2.5.2.

          "Streaming" means the delivery of audio and/or visual programming whether in real time or by program download (including but not limited to RealVideo, VDO, any format that operates on the Windows Media Player or any other streaming or direct download audio and/or visual software), through the medium commonly known as the Internet.

          "Tax" or "Taxes" means (a) any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax, ad valorem, alternative or add-on minimum, customs duties, environmental (including taxes under Code ss.59A), escheat, estimated tax, lease, license, occupation, premium, profits, service, social security (or similar), stamp, value added, windfall profits, any charge imposed by any Governmental Entity, or any other taxes, fees, assessments or charges of any kind whatsoever, including any interest and penalties (civil or criminal), or additions to tax or additional amounts with respect thereto, whether disputed or not, or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability; (b) any liability for payment of amounts described in clause (a) above whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined, or unitary group for any period, or otherwise through operation of law; and (c) any liability for the payment of amounts described in clauses (a) or (b) above as a result of any tax sharing, tax indemnity, or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

          "Tax Return" means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of Persons that includes Sellers and any amendments thereto.

          "Television-Based Viewing Device" means any device, platform or format which can receive images and/or text via the Media.

          "Territory" means the United States and Canada (and their territories and possessions).

          "Trademark License Agreement" means the Trademark License Agreement dated as of the Closing between PEI and VVI in substantially the form attached hereto as Exhibit F.

          "Verizon Agreement" means that certain television video-on-demand license agreement dated as of September 28, 2000 between Verizon Avenue Corporation, a Delaware Corporation, and VODI.

          "Video-on-Demand" means the distribution, broadcast transmission, retransmission, display, exploitation, projection, performance or other exhibition of Adult Programming by means where the viewer is able to receive the Adult Programming on a point to point basis for which a separate, discrete or supplemental charge (such as a per program or per day charge) is made to the subscriber for the privilege of viewing such Adult Programming at a time selected by the subscriber in the subscriber's discretion (i.e., the viewer can independently select his/her desired viewing time without reference to a list of possible viewing times pre-established by the operator of the applicable service).

          "Vivid Business" means anything other than the Playboy Business, including the production and acquisition of Adult Programming for (a) distribution by means of Consumer Video Devices (b) Streaming via the Internet, or (c) exploitation by means of Video-on-Demand to Computer Based Viewing Devices in the Territory (except to the extent that such rights in clauses (b) and (c) have been granted to PEI or its Affiliates pursuant to the Output Agreement).

          "Vivid Marks" means the Marks currently used in connection with the VODI Assets, including the television channel known as Vivid TV.

          "VVI" means Vivid Video, Inc., a California corporation.

          "VVII" means Vivid Video International Inc., a California corporation.